EXHIBIT 2.1

Allen & Overy LLP

AGREEMENT FOR THE SALE
AND PURCHASE OF DE RUITER SEEDS

DELHI B.V.

and

MONSANTO COMPANY

Dated 31 March 2008

15.	Deed of Assignment	85
16.	Interpretation	91

THIS AGREEMENT is made 31 March 2008

BETWEEN:

(1)                                  DELHI B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands whose registered office is in Bergschenhoek, the Netherlands, and whose principal office is at Leeuwenhoekweg 52, 2661 CZ, the Netherlands, registered in the Dutch Commercial register under number 27316042 (the Seller); and

(2)                                  MONSANTO COMPANY, a Delaware corporation, whose registered office is at 800 North Lindbergh Blvd., St. Louis, Missouri, United States of America (the Purchaser).

WHEREAS:

(A)                              The Seller is the owner of all the issued and outstanding shares in the capital of De Ruiter Seeds Group (as defined hereinafter) and De Ruiter Seeds Group is the direct or indirect owner of the issued and outstanding shares in the capital of the Subsidiaries (as defined hereinafter).

(B)                                Allegretto B.V. and Stichting Belangen De Ruiter, both affiliates of the Seller, are the owners of all the issued and outstanding shares in the capital of De Ruiter Vastgoed (as defined hereinafter).

(C)                                The De Ruiter Seeds group of companies and the Monsanto group of companies are both engaged in the processing, breeding, production and sale of seeds for farming.

(D)                               The Seller wishes to sell and the Purchaser wishes to purchase the Businesses (as defined hereinafter) by means of a sale and purchase free of any Encumbrance (as defined hereinafter) of all the issued and outstanding shares in the capital of De Ruiter Seeds Group and De Ruiter Vastgoed on the terms set out in this agreement.

(E)                                 The Seller and the Purchaser have complied with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers), the Works Council Act (Wet op de Ondernemingsraden) and similar laws and regulations in other relevant jurisdictions.

(F)                                 De Ruiter Seeds has prepared the Data Room (as defined hereinafter) containing information (excluding the Sensitive Due Diligence Information (as defined hereafter)) concerning the Shares, the Properties, the Companies, the Subsidiaries and the Businesses. The Purchaser and representatives of the Purchaser were given access to the Data Room for the purposes of reviewing such information (excluding the Sensitive Due Diligence Information), were given the opportunity to attend and participate in management presentations and interviews, and were allowed to submit questions during such review. Certain professional advisors of the Purchaser were, subject to a duty of confidentiality to the Purchaser, given access to the Sensitive Due Diligence Information for the purpose of reviewing such information and were allowed to submit questions during such review, which questions were answered.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 16 (Interpretation) apply throughout this agreement unless the contrary intention appears.

1.2                                 In this agreement, unless the contrary intention appears, a reference to a clause, subclause, exhibit or schedule is a reference to a clause, subclause, exhibit or schedule of this agreement. The schedules and exhibits form part of this agreement.

1.3                                 The headings in this agreement do not affect its interpretation.

2.             SALE AND PURCHASE

2.1                                 In accordance with the terms and subject to the conditions of this agreement, the Seller hereby sells and the Purchaser hereby purchases the Shares as follows:

(a)                                  the Seller sells and the Purchaser purchases the De Ruiter Seeds Group Shares; and

(b)                                 the Seller shall procure that Allegretto B.V. and Stichting Belangen De Ruiter sell, and the Purchaser purchases, the De Ruiter Vastgoed Shares.

2.2                                 Subject to clause 10, the Shares and the Businesses shall be for the risk and account (voor rekening en risico) of the Purchaser from the Effective Date.

2.3                                 On Completion, the Seller and Allegretto B.V. and Stichting Belangen De Ruiter, as the case may be, shall transfer (leveren) the Shares to the Purchaser free of any Encumbrances and together with all rights attaching to them (including the right to receive and retain all dividends or distributions declared, made, or paid from the Effective Date) and the Purchaser shall receive the Shares.

2.4                                 The Seller and the Purchaser hereby record that neither the Seller nor Allegretto B.V. and Stichting Belangen De Ruiter shall, except for the dividend distributions set forth in items (d), (e), (g) and (h) of Schedule 3 (Permitted Transactions), be entitled to any distribution of any profit or any reserves of the Group Companies which are capable of being distributed, whether by means of a dividend, interim dividend or otherwise on or after the Effective Date.

2.5                                 At any time prior to the date being 10 (ten) Business Days prior to Completion and to the extent not detrimental to the Seller and observing clause 7, the Purchaser shall be entitled to nominate one or more Monsanto-affiliates and/or newly incorporated direct wholly owned subsidiaries of the Purchaser (Nominee) to acquire any of the Shares at Completion by service of notice upon the Seller. In the event of service of such notice, on Completion the relevant Nominee(s) shall acquire the (relevant) Shares and, subject to the Nominee complying with the obligations of the Purchaser on Completion in respect thereof, the Seller shall transfer such Shares to the Nominee(s) on the terms hereof. The Purchaser shall procure the performance of the relevant obligations hereunder by any such Nominee and the Purchaser shall be jointly and severally liable with such Nominee for any such obligations.

3.             PURCHASE PRICE

3.1                                 The purchase price for the Shares shall be the sum of:

(a)                                  EUR 486,848,914 (four hundred eighty six million eight hundred forty eight thousand nine hundred fourteen Euro) (the Base Purchase Price); and

(b)                                 the Late Completion Payment (if any).

3.2                                 The Base Purchase Price and the Late Completion Payment (if any), decreased with any additional amount of Inter-Company Debt as a result of the Permitted Transaction set out in item (m) of Schedule 3 (Permitted Transactions) if, and to the extent, such Permitted Transaction is consummated prior to Completion, are collectively referred to as the Purchase Price, and together with the Additional Payment, shall be payable in cash on Completion and shall not be subject to any post Completion adjustment.

3.3                                 In addition to the payment under clause 3.1 the Purchaser shall pay to the Seller an amount of EUR 6,000,000 (six million Euro) as compensation for deal expenses (the Additional Payment).

3.4                                 The Base Purchase Price has been determined in accordance with Schedule 2 (Calculation Base Purchase Price).

3.5                                 The amount of the Base Purchase Price is allocated as follows:

(a)                                  EUR 452,648,914 (four hundred fifty two million six hundred forty eight thousand nine hundred fourteen Euro) to the De Ruiter Seeds Group; and

(b)                                 EUR 34,200,000 (thirty four million two hundred thousand Euro) to the De Ruiter Vastgoed.

4.             CONDITIONS

4.1                                 Subject to subclause 4.2, completion of the sale and purchase of the Shares is conditional on:

(a)                                  the Competition Authorities:

(i)                                     taking a decision that the transaction as contemplated by this agreement does not give rise to a concentration falling within the scope of the relevant competition laws;

(ii)                                  taking a decision that allows the parties to complete the transaction as contemplated by this agreement; or

(iii)                               not taking a decision within the time limits as set by the relevant competition laws as a result of which approval of the transaction as contemplated by this agreement is deemed to be granted;

(b)                                 the Seller confirming in writing to the Purchaser that the Seller’s Warranties set out in:

(i)                                     part 1 (Capacity and Consequences of Sale), part 3 (the Shares; the Subsidiary Shares) and part 4.3 (Position since Accounts Date) of Schedule 7 (Seller’s Warranties) are true and accurate at the Completion Date; and

(ii)                                  part 5.2 (intellectual property rights) of Schedule 7 (Seller’s Warranties) are true and accurate at the Completion Date;

provided, however, that the Seller is permitted to render such confirmation also in the event of Breaches if, and to the extent that: (i) the amount of damages to which the Purchaser would otherwise be entitled for each individual Breach does not exceed EUR 10,000,000 (ten million Euro) and (ii) the aggregate amount of damages in respect of such Breaches does not exceed EUR 50,000,000 (fifty million Euro);

(c)                                  the Seller confirming in writing to the Purchaser that the Seller’s Warranties set out in part 7.5 to 7.7 (inclusive) of Schedule 7 (Seller’s Warranties) are true and accurate at the Completion Date; and

(d)                                 the parties having complied with or performed all of their material obligations under this agreement to the extent these are required to be performed at or prior to Completion.

The conditions referred to under paragraphs (a), (b), (c) and (d) are collectively referred to as the Conditions. The Condition under paragraph (a) is for the benefit of each of the Seller and the Purchaser and may not be waived by the Seller or the Purchaser without the written consent of the other party. The Conditions under paragraph (b) and (c) are for the benefit of the Purchaser and may be waived by the Purchaser without the written consent of the Seller. The Condition under paragraph (d) is for the benefit of each of the Seller and the Purchaser and may be waived by the Seller or the Purchaser without the written consent of the nonperforming party.

4.2                                 In the event Completion has not occurred within 4 (four) months after the date of this agreement, the Condition contained in subclause 4.1(b)(ii) is satisfied upon the Seller confirming in writing to the Purchaser, after 4 (four) months after the date of this agreement, that the Seller’s Warranties set out in part 5.2 (intellectual property rights) of Schedule 7 (Seller’s Warranties) are true and accurate at such date 4 (four) months after the date of this agreement.

4.3                                 In connection with the Condition contained in subclause 4.1(a) and any other required competition approvals, consents, or clearances, the Seller shall use all commercially reasonable efforts to enable the Purchaser to obtain such required approvals, consents, or clearances for the proposed Completion from the Competition Authorities and any other competent national competition authorities.

4.4                                 If the Condition contained in subclause 4.1(a) is not satisfied on or before the date 4 (four) months after the date of this agreement, an amount equal to EUR 100,000 (hundred thousand Euro) multiplied by the number of days between the date that is 4 (four) months after the date of this agreement and the Completion Date; provided, however, that such amount shall only become due and payable by the Purchaser on Completion (the Late Completion Payment).

4.5                                 In case of concerns of any of the Competition Authorities or any other competent national competition authority, the Seller and the Purchaser shall discuss in good faith what commitments, conditions, obligations or any other remedies are reasonably acceptable in order to remove such concerns. If, and to the extent that, the concerns of any such competition authority can be removed by a restructuring or disposal of activities or assets, the Purchaser shall decide in good faith, taking into account the outcome of the discussions with the Seller and taking into account the best commercial interests of the combined entity, which assets or activities should be restructured or disposed of.

4.6                                 For the avoidance of doubt, the Purchaser’s or any Group Companies’ compliance with any commitment, condition, obligation or other requirement imposed or contained in any decision by any Competition Authority or any other competent national competition authority, or the effectuation of any offer made by the Purchaser to any relevant Competition Authority, or any other competent national competition authority pursuant to subclause 4.5, will not result in any change to the terms and conditions (including the Purchase Price) of this agreement.

4.7                                 Subject to clause 13, this agreement may be terminated with immediate effect:

(a)                                  by the Purchaser, if the Condition contained in subclause 4.1(b)(ii) is not satisfied in accordance with subclause 4.2 or waived on or before 4 (four) months after the date of this agreement;

(b)                                 by the Purchaser, if the Condition contained in subclause 4.1(b)(i) is not satisfied or waived on or before 31 December 2008;

(c)                                  by the Purchaser, if the Condition contained in subclause 4.1(c) is not satisfied or waived on or before 31 December 2008; or

(d)                                 by the Seller or the Purchaser, if the Condition contained in subclause 4.1(d) is not satisfied or waived on or before 31 December 2008; provided, however, that the failure to satisfy this Condition is not due to the failure of the terminating party to have complied with or performed all of its material obligations under this agreement.

4.8                                 Subject to clause 13, this agreement may be terminated by the Seller or the Purchaser with immediate effect if the Condition contained in subclause 4.1(a) is not satisfied or waived on or before 31 December 2008. In the event of termination pursuant to this subclause 4.8, regardless which party terminates the agreement, the Purchaser shall, within 5 (five) Business Days after the date of the written confirmation of termination, pay to the Seller an amount equal to 10% of the Base Purchase Price.

5.             COMPLETION

5.1                                 Completion shall take place at the offices of the Seller’s Lawyers at 11.00 a.m. on the fifth Business Day after the date on which all the Conditions are satisfied or, where permitted, waived or at such other time and on such other date as the Seller and the Purchaser may agree in writing.

5.2                                 On the Business Day prior to Completion the Purchaser will pay the sum of the Purchase Price, the Additional Payment and the amount due under clause 8 (which includes the amount of the Inter-Company Loan) by wire transfer into the Notary’s account in accordance with the clause headed Payments. Until the execution of the Deeds of Transfer, the Notary will hold such amount for the benefit of the Purchaser. On execution of the Deeds of Transfer, the Notary will hold such amount for the benefit of the Seller. The Notary will only pay such amount to the Seller in accordance with this agreement after execution of the Deeds of Transfer and the Deed of Assignment.

5.3                                 At Completion each party shall do, or procure to be done, those things respectively listed in relation to it or its Group in Schedule 13 (Completion).

5.4                                 The Notary is a civil law notary with the Seller’s Lawyers. The Purchaser acknowledges that he is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Purchaser acknowledges and agrees that Allen & Overy LLP may advise and act on behalf of the Seller and its Affiliates with respect to this agreement, and any agreements and/or any disputes related to or resulting from this agreement.

5.5                                 Neither of the parties shall be obliged to complete the sale and purchase of the Shares unless those things set out in Schedule 13 (Completion), except for the delivery of the information set out in parts 1(e), 1(f) and 1(g) of that Schedule, have been done prior to Completion. This subclause shall not, however, prejudice any rights or remedies available to any party in respect of any default on the part of any other party.

6.             PRE-COMPLETION

6.1                                 Course of business

Except as may be required or permitted by this agreement, from the date of this agreement to Completion, the Seller will take all reasonable action in their capacity as (indirect) shareholders of the Group Companies to cause the Group Companies to carry on the Businesses as a going concern in the ordinary course consistent with past practice and to preserve their present business organisation, lines of business, relationships with customers, suppliers and other third parties, in each case, consistent with past practice.

6.2          Conduct of business

Clause 6.1 notwithstanding, the Seller shall use its best endeavours to procure that, from the date of this agreement to Completion, no Group Company shall do any of the following, except: (i) with the written consent of the Purchaser (which shall not be unreasonably withheld or delayed); or (ii) insofar and to the extent permitted as a Permitted Transaction in accordance with clause 6.4:

(a)                                  save to the extent in the ordinary course of business and consistent with past practice, levy any management charge or fee towards the Seller or make any payment of any management charges, consulting, service or other fees or compensation to the Seller;

(b)                                 incur any expenditure exceeding EUR 2,000,000 (two million Euro) in aggregate on capital account (investering materiële vaste activa);

(c)                                  make any investment or divestment or otherwise sell, transfer, or otherwise dispose of, or extend or exercise any option to sell, transfer, or otherwise dispose of, any intangible, tangible or financial fixed assets in aggregate value exceeding EUR 2,000,000 (two million Euro);

(d)                                 dispose of or grant any option or right of pre-emption (voorkeursrecht) or establish any Encumbrance in respect of any of its assets with a book value or for a consideration exceeding EUR 5,000,000 (five million Euro);

(e)                                  acquire (by merger, consolidation or acquisition of shares or assets) any corporation, partnership or other business organisation or division thereof or any equity interest therein;

(f)                                    borrow any money (except borrowings from its bankers not exceeding EUR 5,000,000 (five million Euro) or any borrowings under existing facilities) or make any payments out of or drawings on its bank account(s) (except routine payments, payments under existing facilities and to increase or decrease the working capital/inter-company loans) other than in the ordinary course of trading;

(g)                                 pay any dividend or make any distribution of profits or assets, or pay any bonus or make any other payment of any nature to or in favour of the Seller;

(h)                                 create, issue, redeem, purchase or repay any share or loan capital of any of the Group Companies;

(i)                                     alter or amend in any manner the articles of association of De Ruiter Seeds Group;

(j)                                     make any loans or incur any additional indebtedness or guarantee any material obligations of any other persons;

(k)                                  make any change in the terms and conditions of employment of any of its directors or Senior Employees (including any severance, termination or similar agreement or arrangement), terminate (except for urgent cause as contemplated in article 7:678 of the Dutch Civil Code) the employment of any person who is or would be a director or Senior Employee or grant or pay any bonus, severance, accelerated benefits or other special remuneration to any of its Senior Employees;

(l)                                     except as may be required by applicable law, adopt, amend or terminate any Benefit Plan;

(m)                               change or modify the accounting procedures, principles or practices of any Group Company, other than as necessary to remain in compliance with generally accepted accounting principles; or

(n)                                 agree or commit to agree, conditionally or otherwise, to do any of the foregoing.

6.3          Access to Information

Subject to clause 14, from the date of this agreement to Completion, the Seller shall provide such information regarding the Businesses as the Purchaser may from time to time reasonably require in order to comply with its obligations under this agreement, to verify whether the Businesses are run in the ordinary course of business in accordance with the terms hereof, or for the purposes of facilitating an orderly transition of the ownership of the Group Companies at Completion; provided that the Seller shall not be required to provide any information or access in case such would violate applicable competition laws and provided that the Purchaser shall have no rights under this subclause whilst it is in breach of this agreement. The Purchaser, its agents and representatives shall have access to the Properties of the Group Companies during normal business hours on any Business Day, provided, however, that at all times an appointment has to be made in advance through the Seller.

6.4                                 Permitted Transactions

The parties acknowledge and agree that the Group Companies have concluded or may conclude the Permitted Transactions during the period from the Effective Date up to and including Completion.

7.             COMBINED ENTITY

In the period between the date of this agreement and the Completion Date, the Purchaser shall use all commercially reasonable efforts to agree with the Seller to a business plan for the combined entity that the Purchaser will implement and of which certain essential elements are set forth in Exhibit A.

8.             LOANS AND GUARANTEES

8.1                                 The Seller shall procure that on Completion all Seller Inter-Company Debt is or has been satisfied in full together with any interest accruing on such amount up to the moment such amount is paid in full.

8.2                                 The Purchaser shall, on behalf of each Group Company, procure that on Completion all Inter-Company Debt (including the Inter-Company Loan) is satisfied in full together with any interest accruing on such amount up to the moment such amount is paid in full.

8.3                                 If it is established at any time after Completion that any indebtedness of any kind (whether or not presently payable) was owing at Completion by any Group Company to any member of the Seller’s Group or by any member of the Seller’s Group to any Group Company, contrary to the basis stated above, then either the Seller or the Purchaser (as the case may be) shall procure that the relevant member of the Seller’s Group or the relevant Group Company to which that indebtedness is owed, shall waive that indebtedness by executing a deed of waiver in such form as the Purchaser or the Seller (as the case may be) shall reasonably require or, if that is not permissible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated at no cost to the Purchaser’s Group or to the Seller (as the case may be).

8.4                                 Subject to subclause 8.5, the parties agree and acknowledge that (a) no member of the Seller’s Group has given any guarantees or indemnities in respect of obligations of any Group Company and (b) no Group Company has given any guarantees or indemnities in respect of obligations of any member of the Seller’s Group. If it is established at any time after the date hereof that (i) any member of the Seller’s Group has given any guarantees or indemnities in respect of obligations of any Group Company and/or (ii) that any Group Company has given any guarantees or indemnities in respect of obligations of any member of the Seller’s Group, the Purchaser and/or the Seller shall procure that each member of the Seller’s Group and/or Group Company, respectively, is released from such guarantees or indemnities from the Effective Date and pending such release the Purchaser and/or the Seller shall indemnify each member of the Seller’s Group and/or Group Company, respectively, against all liabilities under such guarantees or indemnities.

8.5                                 The Purchaser acknowledges that (i) a fiscal unity (fiscale eenheid) has existed for corporate income tax purposes between certain members of the Seller’s Group and certain of the Group Companies which was terminated on 1 July 2005 and (ii) a fiscal unity has existed for VAT purposes between certain members of the Seller’s Group and certain of the Group Companies which was terminated on 1 January 2008.

9.             DUE DILIGENCE INVESTIGATION

9.1                                 The Purchaser acknowledges and agrees that up to the date hereof:

(a)                                  (i) the Purchaser’s professional advisors have conducted a due diligence investigation on the matters listed in Schedule 5 (Sensitive Due Diligence Investigation) (the Sensitive Due Diligence Investigation), in accordance with the terms and subject to the condition set out in the confidentiality agreements entered into by De Ruiter Seeds Group and certain advisors of the Purchaser, and (ii) the Purchaser performed, with the assistance of professional advisors, a due diligence investigation with respect to the business, financial, legal, tax, operational, commercial, intellectual property, IT, pensions, environmental and other aspects of the Shares, the Group Companies and the Businesses during the period from 7 to 28 March 2008 on the basis of the information provided by the Seller, the senior management of the Group Companies, the Group Companies and their advisors (together with the Sensitive Due Diligence Investigation, the Due Diligence Investigation);

(b)                                 the Due Diligence Investigation was in a form, scope and substance satisfactory to the Purchaser;

(c)                                  for the purposes of the Due Diligence Investigation, the Purchaser has had (and its advisors have had) sufficient opportunity to review any and all information made available to the Purchaser and its advisors, by having had, amongst others, (i) access to the information with respect to the business, financial, legal, tax, operational, commercial, IT, pensions, environmental and other aspects of the Shares, the Group Companies and the Businesses provided in the Data Room prepared by the Seller, (ii) the opportunity to submit questions to and receive answers from the Seller on any matter that it deemed proper and necessary for the purpose of entering into this agreement, and (iii) access to the senior management of the Group Companies (including, without limitation, in a formal management presentation on 8 February 2008);

(d)                                 the Purchaser and its advisors have obtained other information that the Purchaser and its advisors deemed proper and necessary for the purposes of entering into this agreement, through interviews with senior management, presentations and questions submitted to the Seller and the Group Companies; and

(e)                                  the Purchaser has raised with the Seller and the Group Companies specific issues which it considered relevant in connection with the transactions contemplated hereby and any such issues have been resolved to the Purchaser’s satisfaction.

9.2                                 The information contained in the Data Room and the information provided to the Purchaser’s professional advisors in the context of the Sensitive Due Diligence Investigation (an index of which is included in Schedule 4 (Disclosed Information) and which index shall be updated by the Seller after the date of this agreement only to add a list of the information provided to the Purchaser’s professional advisors in the context of the Sensitive Due Diligence Investigation), information arising out or resulting from the Due Diligence Investigation, the written answers to questions raised by the Purchaser and its advisors (copies of which are also included in Schedule 4 (Disclosed Information)), any other information made available to the Purchaser and its advisors in writing and in interviews and presentations (written records of these interviews and presentations are also included in Schedule 4 (Disclosed Information)), and all other information which is explicitly included in the Disclosure Letter (together the Disclosed Information), shall be deemed disclosed to the Purchaser. Accordingly, notwithstanding any other provisions of this agreement, the Seller:

(a)                                  shall not be in Breach (as defined hereunder); and

(b)                                 shall not be liable in respect of any matter giving rise to a breach of any of the Seller’s Warranties or any other obligations of the Seller under this agreement (a Breach), to the extent that, at Completion, the Purchaser or its advisors were or should have been aware of such Breach, because the facts and circumstances giving rise thereto:

(i)                                     were known, or should have been known, to the Purchaser or its advisors on the basis of (a) the Disclosed Information and/or (b) the Due Diligence Investigation; or

(ii)                                  have been disclosed, or excepted, in the Seller’s Warranties themselves and/or otherwise in this agreement and/or in the schedules hereto.

9.3                                 The Seller acknowledges and agrees that up to the date hereof, to the best knowledge of the Seller, it has provided the Purchaser with all the material information as requested in the Due Diligence List and, to the best knowledge of the Seller, such information is correct in all material respects.

10.          SELLER’S WARRANTIES

10.1                           The Seller represents and warrants (garandeert) to the Purchaser that each of the statements set out in Schedule 7 (Seller’s Warranties) is true and accurate at the Effective Date and the date hereof.

10.2                           Any payment made by the Seller in respect of a Breach shall be deemed to be a reduction of the Purchase Price.

10.3                           The liability of the Seller in connection with a Breach shall be subject to the limitations contained in, and to the other provisions of, Schedule 9 (Warranty Limits) and any Claim shall be subject to the provisions of that schedule.

11.          PURCHASER’S WARRANTIES

11.1                           The Purchaser represents and warrants (garandeert) to the Seller that each of the statements set out in Schedule 8 (Purchaser’s Warranties) is true and accurate at the date hereof and as of the Completion Date. In case of a breach of any of the Purchaser’s Warranties the Purchaser undertakes to pay to the Seller all damages, as assessed on the basis of articles 6:95 and 6:96 of the Dutch Civil Code, incurred by the Seller as a result of a such breach of the Purchaser.

11.2                           The Seller acknowledges and agrees that at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Purchaser’s Warranties or constitutes a breach of the Purchaser’s Warranties.

12.          PROTECTIVE COVENANTS

12.1                           The Seller covenants with the Purchaser for itself and for the benefit of each Group Company that it shall not and shall procure that no member of the Seller’s Group shall:

(a)                                  for a period of 3 (three) years from Completion (the Non-Compete Period) (save as holder of the securities in a listed company or securities held for investments purposes only and which confer less than 10 (ten) per cent. of the voting rights which could normally be cast at a general meeting of such company) be concerned in any business carrying on business which is competitive with any of the businesses carried on by a Group Company at Completion;

(b)                                 during the Non-Compete Period induce or attempt to induce any supplier of a Group Company to cease to supply, or to restrict or vary the terms of supply, to that Group Company; or

(c)                                  for a period of 2 (two) years from Completion actively induce or directly attempt to induce any director or Senior Employee of a Group Company (otherwise than in a response to a newspaper or trade advertisement) to leave the employment of that Group Company with a view to hiring such person.

12.2                           The restrictions in subclause 12.1(a) shall not apply (or as the case may be shall cease to apply) insofar and to the extent that any member of the Seller’s Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of subclause 12.1(a) (the Relevant Interest) provided that the Relevant Interest is not the principal trading activity of the company or business acquired.

12.3                           The restrictions in this clause 12 shall not prevent the Seller’s Group from carrying on the business or range of business carried on by the Seller’s Group at Completion.

13.          TERMINATION

13.1                           Without prejudice to subclause 13.2, this agreement may be terminated with immediate effect at any time prior to the Completion Date:

(a)                                  by mutual written consent of the Seller and the Purchaser; or

(b)                                 in writing by the Seller or the Purchaser pursuant to subclause 4.7 or 4.8.

13.2                           Upon termination neither party shall have any claim against any other party as a result of such termination and following such termination:

(a)                                  except for this subclause, the clauses headed Confidentiality, Governing Law, and Arbitration, together with the provisions of the clause and schedule headed Interpretation, all the other clauses of this agreement shall lapse (vervallen) and cease to have effect; provided that

(b)                                 the lapsing (vervallen) of those provisions shall not affect any rights or liabilities of either party in respect of any previous breach of this agreement.

14.          CONFIDENTIALITY

14.1                           Subject to subclause 14.4, other than any announcements to which the Seller and/or the Group Companies are obligated by contract, neither the Seller nor the Purchaser shall make (or permit any other member of the Seller’s Group or the Purchaser’s Group to make) any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.

14.2                           The Purchaser shall and shall procure that:

(a)                                  each member of the Purchaser’s Group shall keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by or in connection with this agreement which relates to any member of the Seller’s Group; and

(b)                                 if after Completion any Group Company holds confidential information relating to the Seller’s Group, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the relevant Seller or destroy it, in each case without retaining copies, with the exception of the information to be retained by the Purchaser’s advisors for their own professional records in accordance with their standard retention policy.

14.3                           The Seller shall and shall procure that:

(a)                                  the Seller’s Group shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)                                 if after Completion the Seller holds confidential information relating to any Group Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies, with the exception of the information to be retained by the Seller’s advisors for their own professional records in accordance with their standard retention policy.

14.4                           Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(a)                                  with the written approval of the other party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)                                 to the extent required by law or any competent regulatory body, or to comply with the rules of any securities exchange, or obligated by contract, but a party required to disclose any confidential information shall promptly notify the other party, where practicable and lawful to do so, before disclosure occurs or promptly thereafter when lawful to do so and co-operate with the other party regarding the timing and content of such disclosure or any action which the other party may reasonably elect to take to challenge the validity of such requirement.

14.5                           Nothing in this clause prevents disclosure of confidential information by either party:

(a)                                  to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that party; or

(b)                                 to that party’s professional advisors, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause.

15.          NOTICES

15.1                           Any notice or other formal communication given under this agreement must be in writing (which does includes fax, but not email) and may be delivered in person, or sent by post or fax to the party to be served at its address appearing in this agreement as follows:

(a)                                  to the Seller at:

Delhi B.V.

Leeuwenhoekweg 52

2661 CZ Bergschenhoek

The Netherlands

Fax: +31 (0)20 674 1837

Marked for the attention of: management board

with a copy, which shall not constitute a notification, to:

A.H. Bos

Wassenaerlaan 11

6881 GE Velp; and

Allen & Overy

Apollolaan 15

1077 AB Amsterdam

The Netherlands

Fax: +31 (0)20 674 1837

Marked for the attention of Jan Louis Burggraaf;

(b)                                 to the Purchaser at:

Monsanto Company

800 North Lindbergh Boulevard

Saint Louis, MO 63167

United States of America

Fax: +1 314-694-6399

Marked for the attention of: General Counsel

with a copy, which shall not constitute a notification, to:

Freshfields Bruckhaus Deringer

Strawinskylaan 10

1077 XZ Amsterdam

The Netherlands

Fax: +31 (0)20 517 7611

Marked for the attention of Steven Perrick;

or at such other address or fax number as it may notify to the other party under this clause. Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as its country of origin) or by overnight courier (if its destination is elsewhere).

15.2                           Any notice or other communication shall be deemed to have been given:

(a)                                  if delivered in person, at the time of delivery; or

(b)                                 if sent by post, at 10.00 a.m. on the second Business Day after it was put into the post by overnight courier or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the regular post; or

(c)                                  if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day, following the date of transmission.

15.3                           In proving the giving of a notice or other communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by prepaid airmail, as the case may be), or that the fax was properly addressed and transmitted, as the case may be.

16.          FURTHER ASSURANCES

16.1                           Subject to subclauses 19.4 and 19.5, on or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time require in order to give full effect to this agreement.

16.2                           In relation to each Group Company, the Seller shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under its constitution or any agreement or obligation affecting it to give effect to this agreement.

17.          ASSIGNMENTS

17.1                           Subject to subclause 2.5, this agreement is personal to the parties, and accordingly, subject to subclause 17.2, the Purchaser may not assign, transfer, charge or declare a trust of the benefit of all or any other party’s obligations nor any benefit arising under this agreement or rights, including the benefit of the Seller’s Warranties, without the prior written consent of the Seller.

17.2                           The Purchaser may, without the consent of the Seller but subject to subclause 2.5, assign to any member of the Purchaser’s Group the benefit of all or any of the Seller’s obligations or any benefit it enjoys under this agreement, provided, however, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of the Purchaser’s Group and that, immediately before ceasing to be such a member, the assignee shall assign the benefit to a member of the Purchaser’s Group.

18.          PAYMENTS

18.1                           Unless otherwise expressly stated all payments to be made under this agreement shall be made in Euros to the Seller, the Purchaser or, where required to be transferred into the Notary’s third party account, the Notary as follows:

(a)                                  to the Seller at:

bank:	Fortis Bank Rotterdam
SWIFT code:	FTSB NL 2R
IBAN:	NL 06 FTSB 0249191016
account number:	0249191016

or such other account as the Seller may specify;

(b)                                 to the Purchaser:

bank:	ABN AMRO Bank N.V.

in the name of:	Monsanto Invest
sort code:	ABNANL2A
account number:	NL36ABNAO587461691

or such other account as the Purchaser may specify; and

(c)                                  to the third party bank account of the Notary at:

bank:	ABN AMRO Bank N.V.
SWIFT code:	ABNANL2R
account name:	Kwaliteitsrekening van Notarissen Allen & Overy Amsterdam
account number:	555.886.999
with reference to:	R.J.J. Lijdsman, 88497-00001

18.2                           Save as otherwise specifically set out in this agreement, if a party defaults in the payment when due of any sum payable under this agreement, it shall pay statutory interest (wettelijke rente) at the then applicable rate on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment), which interest shall accrue from day to day and be compounded monthly.

19.          GENERAL

19.1                           The receipt by the Seller’s Lawyers or the Purchaser’s lawyers of any sum or document to be paid or delivered to the Seller or the Purchaser shall discharge the Purchaser’s or the Seller’s obligation to pay or deliver it to the Seller or the Purchaser.

19.2                           Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall, in accordance with this agreement, continue to be in force after Completion and shall not be affected by the waiver of any Condition or notice given by the Purchaser in respect of any Condition.

19.3                           Save as otherwise provided in this agreement, or as otherwise specifically agreed in writing by the parties after the date of this agreement, each party will pay the costs and expenses incurred by it (and, in the case of the Purchaser, each member of the Purchaser’s Group and, in the case of the Seller, each member of the Seller’s Group) in connection with the entering into, and completion of, this agreement, including without limitation in respect of their obligations in satisfying the Conditions and the other requirements for transferring the Shares.

19.4                           The fees and costs of the Notary will be paid by the Purchaser.

19.5                           Transfer Taxation (overdrachtsbelasting) and similar Dutch or foreign Taxation payable in respect of the transfer of De Ruiter Vastgoed to, and the acquisition of De Ruiter Vastgoed by the Purchaser will be paid by the Purchaser; provided that the payable transfer Tax is payable at the level of De Ruiter Vastgoed and is triggered by the breach of the special transfer Tax exemption for internal reorganizations (interne reorganisatievrijstelling) that prescribes a claw-back period of three years starting at 28 December 2007, that was applied for by De Ruiter Vastgoed. All other past, present or future transfer tax payable by De Ruiter Vastgoed or the Purchaser in relation to this transaction, excluding any transfer Taxation due with respect to any increase of the fair market value of the underlying real estate as from 28 December 2007, but, including, all transfer Taxation and similar Taxation payable in respect of the transactions mentioned in items (d), (e), (g) and (h) of Schedule 3 (Permitted Transactions), will be payable by the Seller.

19.6                           This agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

19.7                           The rights of each party under this agreement:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

19.8                           Except as expressly stated in this agreement, the terms of this agreement may be enforced only by a party to this agreement or a party’s permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement.

19.9                           If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

20.          NO RESCISSION

The parties waive their rights, if any, in whole or in part, to annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this agreement. The parties waive their rights to request in whole or in part the annulment, rescission, dissolution or cancellation of this agreement, including (but not limited to) on the basis of articles 7:17 (conformiteit) and 6:228 (dwaling) of the Dutch Civil Code. In the event of a Breach, the only remedy for the Purchaser shall be a claim for specific performance (nakoming) or direct damages.

21.          WHOLE AGREEMENT

21.1                           This agreement contains the whole agreement between the parties relating to the transactions contemplated by this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions, provided, however, that upon termination of this agreement the rights and obligations under the Confidentiality and Non-Disclosure Agreement entered into between De Ruiter Seeds Group and the Purchaser prior to this agreement will revive.

21.2                           If and to the extent the laws of any jurisdiction provide for more protection to the Purchaser in addition to the provisions in this agreement (such as additional rights exercisable vis-à-vis the Seller or implied representations and warranties in addition to the Seller’s Warranties), the Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives (afstand van recht) the right to invoke this additional protection, and the Seller hereby accepts such waiver.

21.3                           Each party acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it and any other agreement entered into on the date of this agreement between the parties) made by or on behalf of any other party before the signature of this agreement. Each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

21.4                           Nothing in the preceding subclause limits or excludes any liability for fraud.

21.5                           This agreement may only be amended in writing and where such amendment is signed by all the parties.

22.          GOVERNING LAW

22.1                           This agreement is governed by and shall be construed in accordance with the laws of the Netherlands.

22.2                           Any power of attorney or other document executed in connection with this agreement or the transactions provided for in this agreement will be governed by and construed in accordance with the law of the Netherlands.

22.3                           For the purpose of any dispute hereunder, the Purchaser has irrevocably chosen domicile in the Netherlands to serve process in the Netherlands and to deliver any documents relating to dispute resolution at the office of its law firm in the Netherlands, which is located at the following address: Freshfields Bruckhaus Deringer, Strawinskylaan 10, 1077 XZ Amsterdam, The Netherlands, marked for the attention of Steven Perrick.

23.          ARBITRATION

23.1                           Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law.

23.2                           This clause shall also apply to disputes arising in connection with agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

24.          LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

SIGNATORIES

This agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNED by: B.T. Visser	)	/s/	B.T. Visser
(holder of a power of attorney
For and on behalf of	)
the Seller	)

SIGNED by:	)	/s/	T.K. Crews
For and on behalf of	)
the Purchaser	)

SCHEDULE 1

THE SUBSIDIARIES

Names of the Subsidiaries:

(1)	De Ruiter Seeds Holding B.V.;
(2)	De Ruiter Seeds B.V.;
(3)	De Ruiter Seeds R&D B.V.;
(4)	De Ruiter Seeds Production B.V.;
(5)	De Ruiter Seeds NL B.V.;
(6)	De Ruiter Seeds R&D NL B.V.;
(7)	De Ruiter Seeds Production NL B.V.;
(8)	Pizarro B.V.;
(9)	Japan (Rep Office) (in formation);
(10)	Vindingrijk B.V.;
(11)	De Ruiter San Pedro S.A. (Guatemala);
(12)	De Ruiter Seeds Maroc SARL (Morocco);
(13)	De Ruiter Seeds South America S.A. (Argentina);
(14)	De Ruiter Seeds Vetömag Kft. (Hungary);
(15)	Euroconsultas Agricolas S. de R.L. de C.V. (Mexico);
(16)	De Ruiter Seeds Latina S. de R.L. de C.V. (Mexico);
(17)	De Ruiter Seeds Sp. Z.o.o. (Poland);
(18)	De Ruiter Graines SARL (France);
(19)	De Ruiter Holding Iberia SL (Spain);
(20)	De Ruiter Research España SL (Spain);
(21)	De Ruiter Semillas SA (Spain);
(22)	De Ruiter Sementi S.r.l. (Italy);
(23)	De Ruiter Seeds Ricerca S.A. srl (Italy);
(24)	Pinetree De Ruiter Seeds Ltd. (United Kingdom);
(25)	De Ruiter Holding Co. (United States of America);
(26)	De Ruiter Seeds Inc. (United States of America);
(27)	De Ruiter Seeds Do Brasil Serviços Técnicos Em Horticultura e Agricultura Ltda (in formation) (Brazil);
(28)	Bio Seeds B.V. (20% participation, Bio Seeds B.V. holds all the issued shares in the capital of Keygene N.V.);
(29)	Sesi B.V.;
(30)	De Ruiter Sélection SARL (France);
(31)	De Ruiter Zonen Sélection SCEA (France);

(32)	Beleggingsmaatschappij Kwartet II B.V.;
(33)	Pianosa N.V. (incorporated under the laws of the Netherlands Antilles);
(34)	AB Seeds Sales Ltd. (Israel);
(35)	Ant Tohum A.S. (Turkey);
(36)	Loiret Semence SARL (France); and
(37)	AB Seeds Ltd. (Israel).

SCHEDULE 2

CALCULATION BASE PURCHASE PRICE

Enterprise value Group Companies as per 31/12/07	EUR 540,000,000

Addition:
Cash balances remaining with the Group Companies as per 31/12/07	EUR 14,433,886

Deduction:
Liabilities to credit institutions	(EUR 4,078,171)
ABN AMRO LT loan	(EUR 46,904,000)
ABN AMRO loan short term part	(EUR 5,664,000)
Inter-Company Loan	(EUR 10,000,000)
Interest on loan and credit facility	(EUR 938,801)

Equity value Group Companies as per 31/12/07		EUR 486,848,914

Base Purchase Price		EUR 486,848,914

SCHEDULE 3

PERMITTED TRANSACTIONS

The parties agree and the Seller acknowledges that from the Effective Date up to and including the Completion Date the following transactions and events occurred, or may or shall occur:

(a)                                     incurring of any capital expenditure by the Company or the Subsidiaries committed in 2007 and/or consistent with the Budget 2008;

(b)                                    selling and transferring all the issued and outstanding shares in the capital of Ontwikkelingsmaatschappij Het Idee B.V. by De Ruiter Seeds R&D B.V. to a member of the Seller’s Group against payment of costs spent for this company, which amount to EUR 68,000 (sixty-eight thousand Euro);

(c)                                     selling and transferring of French production site “Autry” by De Ruiter Vastgoed to Loiret Semence SARL for an amount of EUR 2,714,000 (two million seven hundred and fourteen thousand Euro);

(d)                                    selling and transferring of the Excluded Land by De Ruiter Vastgoed to a member of the Seller’s Group for an amount of EUR 4,702,000 (four million seven hundred and two thousand Euro) and, subsequently, declaring a dividend for such amount and settling such dividend payment (by way of setoff or otherwise);

(e)                                     selling and transferring of the Excluded Houses by De Ruiter Vastgoed to a member of the Seller’s Group for an aggregate amount of EUR 1,767,000 (one million seven hundred and sixty-seven thousand Euro) and, subsequently, declaring a dividend for such amount and settling such dividend payment (by way of setoff or otherwise);

(f)                                       entering into the Lease Agreement;

(g)                                    selling and transferring all the issued and outstanding shares in the capital of De Ruiter Vastgoed’s direct and indirect subsidiaries, Tanna B.V. and De Ruiter Services B.V. by De Ruiter Vastgoed to a member of the Seller’s Group, against payment of an amount equal to the net asset value (intrinsieke waarde) of these companies at the Accounts Date amounting to EUR 6,183,716 (six million one hundred eighty-three thousand seven hundred sixteen Euro) and EUR 842,779 (eight hundred forty two thousand seven hundred seventy nine Euro), respectively, and, subsequently, declaring a dividend for such amount and settling such dividend payment (by way of setoff or otherwise);

(h)                                    De Ruiter Vastgoed declaring a dividend for an amount equal to the amount of equity capital exceeding EUR 19,700,000 (nineteen million seven hundred thousand Euro) and De Ruiter Vastgoed settling such dividend payment (by way of setoff or otherwise);

(i)                                        adoption of and/or approving the accounts of the Group Companies, excluding De Ruiter Vastgoed, and the accounts of De Ruiter Vastgoed for the financial year 2006 and the De Ruiter Seeds Accounts and the Vastgoed Accounts by the relevant corporate body and granting discharge to the members of the management board and/or supervisory board in that respect;

(j)                                        entering into cooperation agreement with Incotec International B.V. with respect to X-ray technology; and

(k)                                     the Seller will compensate the Group Companies for the advisory fees incurred by the Group Companies in connection with the transactions contemplated by this agreement;

(l)                                        the incorporation of legal entities in Japan and Brazil (currently in formation as set out in Schedule 1); and

(m)                                  in the event the Completion Date has not taken place prior to 28 June 2008, being 6 months after 28 December 2007, selling and transferring the De Ruiter Vastgoed Shares by Allegretto B.V. and Stichting Belangen De Ruiter to a Group Company so designated by the Seller and the Purchaser against payment of the amount mentioned in subclause 3.5(b).

The transactions mentioned above are collectively referred to as the Permitted Transactions.

SCHEDULE 4

DISCLOSED INFORMATION

1.	Index of Data Room and copies of the Data Room on a CD-rom.

2.

The information arising out or resulting from the Due Diligence Investigation (which, for the avoidance of doubt, includes two legal opinions regarding Bioseeds/Keygene dated 18 November 2004 and 31 July 2001, which were reviewed by Purchaser’s lawyers at the offices of Seller’s Lawyers on 27 March 2008).

3.	Written answers to questions raised by the Purchaser and its advisors.

4.	The Disclosure Letter.

SCHEDULE 5

SENSITIVE DUE DILIGENCE INVESTIGATION

1.	Any and all information relating to Seller’s Group and the ultimate shareholders and their shareholdings;

2.	Any and all tax rulings and any and all information contained therein;

3.	Any and all information relating to Germplasm and intellectual property (rights) relating to Germplasm; and

4.

Any and all information relating to sales and market shares of the Group Companies as a whole and of each individual Group Company and all other information relevant in connection with the Condition contained in subclause 4.1(a) and provided to Arnold & Porter LLP by Allen & Overy subject to a duty of confidentiality towards the Purchaser.

SCHEDULE 6

DUE DILIGENCE LIST

MARCH 2008

PROJECT INDIA

Due Diligence List

A.	Organization

1.

Corporate organizational chart (or similar document) indicating all direct and indirect subsidiaries showing for each such subsidiary the equity percentage owned by the Company and each other subsidiary of the Company. In addition, please provide a corporate organizational chart indicating the direct or indirect ownership of the Company.

	2.	Charters and by-laws (all as amended to date) for each of the entities comprising the Company

	3.	Copies of agenda and minutes of supervisory board meetings over 2006 and 2007

	4.	Available good standing and tax certificates

	5.	Final prospectuses and indenture documents associated with the outstanding indebtedness of the Company

B.	Business and Operations

	1.	Historical volume and pricing data for the last three years by:

		a.	Product
		b.	Geography/region

	2.	Positioning of major product segments/regions in relation to key competitors

		a.	Market share data for last three years by product and geography/region
		b.	Competitive advantages and disadvantages relative to current landscape and future expectations

	3.	Customer and end-market segmentation analysis for the last three years, including

		a.	Sales and profitability
		b.	Contracts/agreements
		c.	Correspondence that may have a material financial effect (litigations, cancellation of contracts, etc.)

	4.	Overview of manufacturing and processing capabilities/technology (including list of facilities, capacity, process flow diagrams, etc.)

	5.	Research/development effort and new product developments in the last three years

		a.	Detailed breakdown of expenditure and programs
		b.	Description of R&D process and infrastructure

	6.	Details on current quality control processes and procedures (including germplasm testing, past issues, recent changes etc.)

7.

Studies, assessments, valuations or analysis performed over the last three years (including, but not limited to, cost reductions, modifications, payback analyses, and capacity increases, marketing, branding or research/development)

	8.	Details of capital projects/expenditure over the last three years

	9.	Details of utilization/capacity by:

		a.	Facility
		b.	Product

	10.	Description and details of current marketing programs

		a.	Current product and price list

	11.	Description of inventory and production cost systems

	12.	Studies, assessments, valuations or analysis performed over the last three years relating to operations, marketing, branding or research & Development.

	13.	Operating Costs, both direct and indirect, and overhead of the last three years and most recent period.

	14.	Provide disease testing methodology and protocols.

	15.	Quality Assurance and Seed Health data for entire inventory on hand, whether valued or not, listing age and commercial viability

	16.	Provide detail of seedman claims and other customer complaints, including settlements over the last 3 years.

C.	Finance, Accounting & Tax

	1.	Detailed financial statements (income statement, balance sheet and cash flow statement) for last three years (preferably ten years projections)

		a.	Segmented by major product categories and regions
		b.	Text of any related comments or variances in results
		c.	Detailed breakdown of operating and non-operating costs
		d.	Detailed breakdown of general and administrative expenses
		e.	Detailed breakdown of selling and marketing expenses
		f.	Detailed breakdown of research and development expenses
		g.	Detailed capex and depreciation schedules for assets

	2.	Detailed 2008 budgeted financial statements

	3.	Budget variance analysis for the last three years and year-to-date

	4.	Summary of Delhi’s current capitalization and ownership structure (including relevant documentation)

	5.	All documents and agreements related to financing arrangements including sale and lease-back arrangements

	6.	Compliance certificates for financial covenants under currently outstanding financing and ownership agreements

	7.	Information on any guarantees, letters of credit, loan agreements, indentures, promissory notes, contingent obligations and related documentation

	8.	Details and timing of any past, current or expected restructuring program (including any financial impact on the Company)

	9.	Explain hedging strategy as it relates to foreign currencies and interest rates

		a.	Detailed foreign exchange assumptions in projections and other financial documents

	10.	Details of transfer pricing and inter-company transaction history and policies

	11.	List of top 20 customers and summary of past three years’ sales and gross profit balances by customer

	12.	Accounts and notes receivable detail and aging schedule as of year end

	13.	Bad debt reserve policy and analysis of activity for the last three years

	14.	List of top 20 suppliers for end of last year indicating purchases during the past two years, current balance due and any binding contracts

	15.	Description of inventory balances and inventory valuation method, including breakdown of inventory balances as of most recent date available

	16.	Analysis of any inventory reserves and write-downs taken in the last three years

	17.	List of other assets as of end of last year and most recent balance sheet (including prepaid assets, intangible assets, and other deferred charges)

	18.	List of aging of accounts payable as of the most recent balance sheet

	19.	List and analysis of other accrued expenses and all other liabilities for the last three year and most recent balance sheet

	20.	Copies of all accounting procedures manuals, including:

	a.	Accounting policies and procedures
	b.	Cost accounting policies and procedures
	c.	Chart of accounts

21.	Description of any changes in accounting policies or classifications over the last three years and impact on financials

22.

All reports (including “management letters” and “audit letters”) and other correspondence since 2004 to and from independent auditors and management relating to the management and accounting procedures for the Company and matters that arose during the course of audits with respect to the Company, including audited financial statements and related reports for 2007.

23.	Copies of all tax returns for 2004, 2005 and 2006

24.	Description of current tax structure of the company and transferability of current structure (including buildup of historical effective tax rate)

25.	Status summary for open years on federal, state, and local returns, including stature waivers, loss or credit carryovers and identified tax exposures

26.	Detail on any accounting book/tax book differences as of the most recent year-end

27.	Net Operating Losses position and current utilization

28.	Copies of all tax sharing, material tax indemnities and other tax-related agreements

29.	For state franchise, personal or property tax liabilities, a schedule setting forth the amount, state/location and date paid/payable

30.	Details of disputes or questions or consents with any taxing authority (including litigation)

31.	Summary of nonrecurring and/or out of period income and expense items recorded in the last three years with supporting explanations, documentation and calculations, as appropriate

32.	Copies of transfer pricing tax returns and/or reports for 2004, 2005 and 2006.

33.	Interim financial statements for the most recent period in 2008, when available

34.	Access to audit work papers for 2006 and 2007

35.	Calculations/documentation for management EBITDA adjustments

36.	Supporting documentation and quantification for all permitted real estate transactions

37.	Copies of transfer pricing policy and any transfer pricing studies or documentation supporting the transactions between related parties.

38.	Copies of any tax planning memoranda prepared for the company (including memorandum prepared by outside advisors/consultants.

39.	Copies of documentation related to any prior acquisition, disposition, and reorganization transactions to which the company is a party.

Note:  The tax due diligence requests that are jurisdiction specific are focused on the following jurisdictions:  The Netherlands, the Netherlands Antilles, Italy, France, Spain, Poland, Hungary, UK, Turkey, Israel, Morocco, USA, Mexico, Argentina and Guatemala.

D.	IP & Legal

Intellectual Property

	1.	Information on all foreign and domestic trademarks, registered brands and other non-patent intellectual property (include commentary on how IP has been managed for acquisitions)

	2.	List of all Patent or IP licenses (both in-license and out-license) and documents such as royalty reports related thereto and/or the list of products subject to such licenses

	3.	Germplasm list and pedigrees, or other evidence of ownership, or the proprietary nature of the germplasm, as well as an indication of the germplasm that would be considered public

	4.	All material contracts and material licenses relating to germplasm, with information about transferability

5.

Written material contracts and written or unwritten material arrangements and/or understandings relating to IP including, but not limited to, registered-user agreements, and contracts limiting nature and extent of IP used by Company and/or other parties

	6.	Copies of all domestic and foreign patents and pending applications, PVP certificates, PBR’s, as well as documents related to ownership thereof, such as assignments

	7.	Description of infringement claims made against the Company

	8.	Description of infringement claims made by the Company against others

	9.	Copies of any germplasm transfer agreements or security agreements

Legal

10.	Copy of any governmental licenses and permits required for the business of the Companies in France and The Netherlands as currently conducted or planned

11.	Summary of all pending and threatened litigation (including infringement claims), self-regulatory proceedings, and governmental actions

12.

Summary of all consent decrees, judgments, other decrees or orders, settlement agreements and other agreements, to which the Company is a party or is bound, requiring, restricting or prohibiting any future activities

13.	Copies of audit inquiry response letters delivered during the past three years

14.	Copies of all documents (including correspondence and warning letters) relating to inspections by or interactions with regulatory authorities during the last three years

15.	Copies of all documents relating to any pending governmental actions/investigations

16.	Copies of documents relating to compliance with public health and safety, and employee health and safety laws and regulations

17.	Relevant documents concerning any other material contingent liability of the Company

18.	Copies of all material contracts

19.

Written contracts and written or unwritten arrangements and/or understandings relating to IP including, but not limited to, registered-user agreements, and contracts limiting nature and extent of IP used by Company and/or other parties.

20.	Copies of any germplasm transfer agreements or security agreements.

21.	Sales by country for most recent year (if provided by product/sku,it will facilitate the market share discussion below)

22.	Discussion with knowledgeable business people (in the person of Gianni Bernardotto) to explore development of market share estimates by country

Regulatory

24.	List of seed treatments for seed sold commercially, and registrations and labels for those seed treatments, for the countries where such seed treatments are used.

25.	List of chemicals that have been or currently are being used in breeding and research programs and the registration status and labels for those chemicals.

26.	List of chemicals currently used in production of foundation seed, stock seed, and commercial seed production, and registration status and labels for those chemicals.

27.

Company policies regarding naming of varieties and hybrids, and a list of any and all secondary names, including country of use, for such varieties or hybrids, corresponding to the primary variety or hybrid name as determined by UPOV 1991 and any national law implementing its provisions, and/or the country of origin’s varietal naming laws.

28.

Policies, testing methods, and documents regarding maintaining varietal purity and Quality Assurance/Quality Control protocols to ensure varietal purity, and records pertaining to varietal purity tests for current commercial varieties, corresponding to the origin of the germplasm either through breeding program, in-licensing of germplasm, or any other source.

29.	Summary of process for preparing, managing and maintaining phytosanitary certificates.

30.

Documents pertaining to the ongoing use, and research into the future use, of “modern biotechnology” as defined by the Cartegena Protocol on Biosafety, and any policies and procedures regarding the stewardship of seed produced by the use of “modern biotechnology.”

31.

Policies and procedures for detecting the adventitious presence of “modern biotechnology” traits, including information regarding isolation distances for conventional lines and from other companies testing “modern biotechnology” traits.

32.	Description of any incidents of adventitious presence of any unapproved “modern biotechnology” traits in seed.

F.	Environmental, Safety & Health

1.

Summary of environmental, safety, and/or health audits (including Phase I and/or Phase II environmental assessments) performed at each Company Facility by the Company, its consultants, or a third party (such as an insurance carrier) concerning facility conditions, process safety, compliance, and/or waste products. (H)

	2.	A description of all known environmental non-compliance situations within the Company. (H)

3.

Copies of documents submitted to or received from governmental agencies concerning environmental, safety, and health matters in the last five years, including monitoring reports, requests for information, citations, administrative orders, inspection reports, fines, penalties, and administrative complaints. (H)

	4.	Identification and description of any conditions at any Company Facility demonstrating or suggesting that the facility may be contaminated including the presence of chemicals, PCBs, or asbestos. (H)

	5.	A description of any conditions surrounding/adjacent to any Company Facility which could give rise to liability for the Company. (H)

6.

Identification and description of any non-Company Facility for which the Company has received written or oral notice that the Company has potential environmental liability (e.g., a landfill which is leaking contaminants and to which the Company sent waste). (H)

	7.	A list, by Company Facility, of all above ground and underground storage tanks, their capacity, contents, age, compliance status with regard to current applicable law. (M)

	8.	A listing of all complaints of residents and business establishments near any of the Company Facilities received within the last three years. (M)

9.

Copies of all licenses, permits, authorizations, approvals, or registrations necessary or proper for the operation of the Companies in the Netherlands, including all such authorizations issued under laws regulating air, water, waste, and toxic substances. (M)

10.

Identification and description of any incidents of work-related injuries and illnesses in the last three (3) years along with all related documentation, only relating to the Companies in The Netherlands. (M)

	11.	Copies of the corporate’ Environmental, Safety, and Health policies and procedures and copies of the Environmental, Safety, and Health policies and procedures of the Companies in The Netherlands. (L)

G.	Human Resources

	1.	Organizational charts by department for the Company

	2.	Summary of the history for the last three years of number of employees and absentee rates only relating to the Companies in The Netherlands

	3.	All collective bargaining and other labor agreements relating to the Companies in The Netherlands, France, Spain and Italy

	4.	Copies of key employment contracts of first echelon with any management

	5.	Summary of other pending/threatened employment/labor-related lawsuits

6.

Copies of any human resource/personnel procedures and/or policies applicable to hourly, salaried, clerical, and management personnel (include general policies, vacation, holiday, etc.) only relating to the Companies in The Netherlands

	7.	Copies of (or descriptions if unwritten) the severance policies and practices of the Company, including those mandated by contract or regulation

8.

Copies of all employee benefit plans, including all pension and welfare benefits plans and their related trust documents, insurance policies, and related IRS determination letters only relating to the Companies in The Netherlands and draft salary wages of the Companies in Spain, Israel and France

	9.	Copies of all executive benefit plans, executive employment/ termination agreements and individual employment contracts

	10.	Most recent actuarial valuation report for defined benefit plans

	11.	Provide a list of any multi-employer health, welfare and/or pension trust fund to which contributions are made

	12.	Copies of communications to employees in The Netherlands regarding retiree medical benefits, including, but not limited to, enrollment forms, memos and booklets

	13.	Copies of Dutch employees car leasing arrangements

	14.	Non-competition agreements between Company employees or consultants and their prior employers for all countries and locations

H.	REAL ESTATE

	1.	List of real property owned by the Company

	2.	List of real property leases (with term and annual rental payments), with copies of all written leases and change of control provisions

	3.	List of property rented or leased by the Company to others; nature of leasehold interest; copy of leases; description of significant or unusual clauses

		a.	Any appraisal reports on properties
		b.	Property deeds

I.                 Insurance

1.                       Summary of current property, casualty and other insurance coverage with summary of coverage, deductibles, limits and renewal dates and premium (including any captive self-insurance arrangements and claims record)

2.                       Liability claims experience by year, by product (insured and/or self-insured) for the last three years

3.                       Copies of any liability, loss prevention inspections (internal or external) for the last three years

4.                       Details of any employer’s liability claims that have been filed for the last three years

5.                       Description of funding for retained, self-insured, or uninsured losses and how determined

6.                       Summary of workers’ compensation loss experience for the past three years

a.               Currently valued totals, including paid and incurred, expense paid, expense incurred claim count, and future liability

J.              INFORMATION TECHNOLOGY

1.                       Provide a description of the financial consolidation process from a Finance and IT systems perspective.

2.                       Description of IT systems used to conduct business, including Manufacturing

(i)                     Describe if systems are internally developed or purchased (vendor name if purchased)

(ii)                  Describe if systems operate in owned or outsourced facilities

(iii)               Describe disaster recovery procedures

3.                       Describe software systems and applications specific to R&D and identify:

(i)                     Internally or externally developed

(ii)                  Collaborations or license agreements associated with the software

4.                       Provide an organizational chart for the IT/IS group and copies of IT Policies

5.                       Provide a network diagram

6.                       Describe desktop and laptop configurations, including:

(i)                     Software vendors and version levels

(ii)                  Hardware vendors

7.                       List specifications, location and age (or acquisition date) for hardware assets

8.                       Provide copies of IT contracts, licenses, or leases

K.                    FCPA

DUE DILIGENCE QUESTIONAIRE

Background Information Regarding Terms Used

In This Due Diligence Questionaire

This document is to be filled out by a senior manager of the company to be acquired.  The information must be competely and accurately recorded.  Please answer all the questions and provide the information requested below.  If you feel that you need to answer “not applicable,” please briefly explain.  Attach all requested additional documents to this completed response.

Officials include all employees of a non-U.S. government department or agency, whether in the executive, legislative or judicial branches of government and whether at the national, state or local level (or their equivalents).  The term also includes part-time workers, unpaid workers, and any person acting in an official capacity.  Also included under the term “official” are political parties, party officials, and candidates for political office.  Officials include employees of public international organizations such as the World Bank and International Monetary Fund, the United Nations, and the like.  In addition, the term official includes officers and employees of companies under government ownership or control.  This means that all employees of government-owned companies and instrumentalities are officials, even if the companies are operated like privately owned corporations.

Interactions with officials can occur in a wide variety of activities including:  lobbying, seeking regulatory approvals, bidding for or performing prime or subcontractor services under government contracts, business development with government owned or controlled entities, litigation, tax and VAT issues, scheduling meetings with officials, customs clearance, and seeking routine business permits and licenses.

Transactions with officials (or a company in which an official is an owner, shareholder, employee, director, etc.) can arise in any business context.  For example, transactions with a distributor owned by an official, a farmer that is also a local official, a consultant that is current member of government, or a professor with a state-owned university.

Joint ventures involve an equity relationship between the Company and another party.  Equity includes majority, equal, or minority ownership.

Due Diligence refers to the efforts used to conduct background information gathering on third parties.

FCPA refers to the United States Foreign Corrupt Practices Act.

Name of Individual(s) Responding:

Position / Title with Company:

Years with Company:

Date of Submission:

A.            DEGREE OF BUSINESS EX-US

1.             How have non US sales been made?

a.                                       International representatives and consultants? Distributors?

b.                                      In what countries were these representatives and consultants used to make sales?

c.                                       What amount of commissions, retainers and expenses has been paid to these representatives and consultants over the past 5 years in each country?

d.                                      Has Company ceased conducting business in any country? ☐ Yes     ☐ No
If yes, please provide details:

2.                                       List all foreign subsidiaries or branches and locations.

a.                                       What is their role in making international sales?

b.                                      Do they have their own international consultants?

3.                                       Does the Company need to seek regulatory approval to market its products outside the US? ☐ Yes     ☐ No

a.             If yes, how does that process work?

4.                                       How does the Company import/export products outside the US?

5.                                       List all joint ventures, joint venture partners, country of origin, and description of business:

b.                                      Do the joint ventures have their own international third party relationships? ☐ Yes     ☐ No
If yes, please explain:

c.                                       What, if any, due diligence does the Company do on its joint venture partners

d.                                      What internal controls does it maintain with respect to joint venture(s)?

6.                                       Does the Company have any teaming arrangements involving international sales? ☐ Yes     ☐ No

If yes, what is the name of entity, total sales, and location?

7.                                       Does Company have any employees who hold any non-US government positions or serve on any Board of Directors of non-US government owned entities? ☐ Yes     ☐ No

If yes, please provide list of employee names and government affiliations:

B.            INTERNAL CONTROLS

1.                                       Does the Company have a Code of Ethics and/or Business Conduct that prohibits bribery of government officials and requires compliance with US and applicable foreign law? ☐ Yes     ☐ No
a.             If yes, please describe.

2.                                       Does the Company provide this Code to all of its employees in the US and abroad, to all employees of its foreign subsidiaries and branches, and to all of its third parties? ☐ Yes     ☐ No
a.             If yes, please describe.

3.                                       Does the Company have a written anti-bribery compliance program? ☐ Yes     ☐ No
a.             If yes,

Is it given to all employees in the US? ☐ Yes     ☐ No

Is it given to all employees outside the US? ☐ Yes     ☐ No

Is it given to employees of its foreign subsidiaries and branches? ☐ Yes     ☐ No

Is it given to all third parties? ☐ Yes     ☐ No

4.                                       Does the Company provide training to its employees and third parties on anti-bribery compliance? ☐ Yes     ☐ No
a.             If yes, who is the audience?

b.             How often is the training updated?

c.             Is it given outside the US? ☐ Yes     ☐ No

5.                                       Does the Company do any US Federal Corrupt Practices Act (FCPA) due diligence on its third parties before hiring them or on an ongoing basis? ☐ Yes     ☐ No

a.             If yes, please explain process.

b.             Who performed this due diligence?

c.                                       Was the due diligence done through:
Written application showing ownership and principal officers? ☐ Yes     ☐ No
Connections to non-US government officials etc.? ☐ Yes     ☐ No
Embassy check? ☐ Yes     ☐ No
Personal interview? ☐ Yes     ☐ No
Legal opinion? ☐ Yes     ☐ No
Other method not described above?  Please describe:

6.                                       Is a written record of the due diligence maintained in each third parties’ file?

7.                                       What is the Company’s policy on facilitating payments?

8.                                       Describe the Company’s overall compliance program?

9.                                       Are there any memos or written communications from senior management regarding anti-bribery? ☐ Yes     ☐ No
If yes, please attach a copy of communication.

C.            HOSPITALITY

1.                                       Does Company provide anything of value, including hospitality, entertainment, gifts, or trinkits to non-US government officials, officials of political parties or candidates for political office? ☐ Yes     ☐ No
If yes, please explain process.

2.                                       Has Company (directly or through a third party agent) sponsored travel for non-US government officials? ☐ Yes     ☐ No
If yes, please explain all instances and amount of expenses.

3.                                       Does Company engage non US government officials to provide services or products to Company? ☐ Yes     ☐ No
If yes, please explain process.

D.            CONTRIBUTIONS AND GRANTS

1.                                       Does Company (directly or through a third party agent) make any charitable, social, or political contributions in the ex-US countires in which it operates? ☐ Yes     ☐ No
If yes, please explain all instances and amount of expenses.

2.                                       Does Company have written procedures relating to the approval of requests for charitable, social, or political contributions in the foreign countries in which it operates? ☐ Yes     ☐ No
If yes, please explain.

3.                                       Does Company maintain files relating to the approval of requests for charitable, social, or political contributions in the countires in which it operates? ☐ Yes     ☐ No
If yes, please explain.

4.                                       Does Company pay, directly or indireclty through a third party, any fees to local police officers, police departments, firefighers, or fire department for services? ☐ Yes     ☐ No
If yes, please explain.

5.                                       Has Company received from any non US entity or judicial authority any grants, tax benefits, rulings or orders related to Company’s business? ☐ Yes     ☐ No
If yes, please explain.

E.             BOOKS AND RECORDS

1.                                       Have any Company funds, or Company property of any kind, been donated, loaned, or made available, directly or indirectly for the benefit of, or for the purpose of opposing:
Any government or sub-division ☐ Yes     ☐ No
Legislation ☐ Yes     ☐ No
Political candidate ☐ Yes     ☐ No
Political committee ☐ Yes     ☐ No
If yes to any of the above, please describe:

2.                                       Has any Company officer, employee, contractor, or agent been compensated, directly or indirectly, for expenses incurred in performing services, for the benefit of, or for the purpose of opposing:
Any government or sub-division ☐ Yes     ☐ No
Legislation ☐ Yes     ☐ No
Political candidate ☐ Yes     ☐ No
Political committee ☐ Yes     ☐ No
If yes to any of the above, please describe:

3.                                       Has any Company officer, employee, contractor, or agent been specifically compensated or made any loans, directly or indirectly, for expenses incurred in performing services, for the benefit of, or for the purpose of opposing:
Any government or sub-division ☐ Yes     ☐ No
Legislation ☐ Yes     ☐ No
Political candidate ☐ Yes     ☐ No
Political committee ☐ Yes     ☐ No
If yes to any of the above, please describe:

4.                                       Has the Company or any Company officer, employee, contractor, or agent made, directly or indirectly, any bribe, kickback or other payment of a similar nature to any person or entity, regardless of form or currency, to secure favorable treatment in securing business or obtain special concessions? ☐ Yes     ☐ No
If yes, please describe:

5.                                       Has the Company or any Company officer, employee, contractor, or agent, made any faciliting payments, or sought guidance on the validity of a facilitating payment? ☐ Yes     ☐ No

If yes, please describe:

6.                                       Has the Company, or any person or entity acting on its behalf maintained a bank account, or other account of any kind, whether domestic or foreign, which account was not reflected in the corporate books and records, or which account was not listed, titled, or identified in the name of the corporation? ☐ Yes     ☐ No
If yes, please describe:

F.             THIRD PARTIES

1.               Who reviews contracts with shippers, freight forwarders, and all who interact with customs officials on behalf of the Company?

a.                                       Are all such contracts in writing? ☐ Yes     ☐ No

b.                                      Do they contain anti-corruption clauses? ☐ Yes     ☐ No

2.                                       Does the Company have written agreements with all of its third parties? ☐ Yes     ☐ No
Explain.

If yes, do these agreements contain (check box):

a.                               FCPA/anti-bribery representatives and warranties? ☐ Yes     ☐ No

b.                              Claw back provisions (i.e, contractactual clause that allows Company to cancel contract without penalty if third party breaches terms of the contract)? ☐ Yes     ☐ No

c.                               Provisions for short notice termination without cause and the right to terminate for cause upon reasonable belief that a violation of the FCPA representations and warranties may have occurred? ☐ Yes     ☐ No

d.                              Prohibition on the use of subagents without the prior written approval of the Company? ☐ Yes     ☐ No

e.                               Requirement of payment in the country where services are performed, i.e., a prohibition on payments to third countries? ☐ Yes     ☐ No

f.                                 Audit rights? ☐ Yes     ☐ No

3.                                       What is the percentage of commissions being paid to these third parties?

4.                                       What is the amount that was paid over the past 5 years?

5.                                       What countries are the commissions being paid?

G.            INVESTIGATIONS

1.                                       Has the Company ever been the subject of any bribery or FCPA investigation by any government authority in the US or outside the US? ☐ Yes     ☐ No
If yes, please explain.

What was the disposition of the investigation?

2.                                       Describe and provide hotline records (or other reporting methods) of any allegations of bribery or FCPA violations.

3.                                       Describe and provide details of any investigations, conducted with or without outside counsel, of any allegations of bribery or FCPA violations.

4.                                       Please describe and provide any internal and external audit reports on bribery or FCPA matters.

H.            CERTIFICATION

The undersigned, being duly authorized to respond to this questionnaire, and to certify as to the matters set forth below, hereby certifies as follows:

a.               to the best of my knowledge, all information set forth in this response is correct and complete; and

b.              if the Company discovers information that is contradictory to the information provided herein, the Company will immediately notify Monsanto in writing of the change in information.

Signed:

Date:

SCHEDULE 7

SELLER’S WARRANTIES

1.                                      CAPACITY AND CONSEQUENCES OF SALE

1.1                                 The Seller has the requisite capacity, power and authority to enter into and to perform its obligations under this agreement and any other documents to be executed by it pursuant to or in connection with this agreement.

1.2                                 This agreement and all other documents to be entered into by the Seller pursuant to or in connection with this agreement will, when executed, constitute valid and binding obligations on the Seller in accordance with their respective terms.

1.3                                 Other than as contemplated by this agreement, no notices, reports or filings are required to be made by the Seller in connections with the transactions contemplated by this agreement and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Seller in connection with the execution and performance of its obligations under this agreement.

2.                                      THE GROUP COMPANIES, CONSTITUTIONAL AND CORPORATE DOCUMENTS

2.1                                 Each of the Group Companies is validly existing, has been duly incorporated and properly formed under the law of its jurisdiction of incorporation and their corporate documentation, such as their certificate of incorporation, articles of association and bylaws, as appropriate, are, to the best knowledge of the Seller, in accordance with all applicable laws and regulations.

2.2                                 All constitutional documents, statutory books and registers including the register of any Group Company are up-to-date and have been properly kept in accordance with applicable law and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.3                                 No Group Company or any part of its assets or undertakings is involved in or subject to any Insolvency Proceedings or unable to pay its debts as they fall due; and, to the best knowledge of the Seller, no action or request is pending or threatened to initiate and Insolvency Proceedings against any Group Company or to make any Group Company subject to any Insolvency Proceeding.

3.                                      THE SHARES; THE SUBSIDIARY SHARES

3.1                                 The Seller is the sole legal and beneficial owner of the De Ruiter Seeds Group Shares and has the right to exercise all voting and other rights over the De Ruiter Seeds Group Shares. Allegretto B.V. and Stichting Belangen De Ruiter are the sole legal and beneficial owners of the De Ruiter Vastgoed Shares and have the right to exercise all voting and other rights over the De Ruiter Vastgoed Shares. The Shares have been properly and validly issued and are each fully paid or credited as fully paid. The Seller has full power, right and authority to sell and transfer the De Ruiter Seeds Group Shares to the Purchaser and Allegretto B.V. and Stichting Belangen De Ruiter have full power, right and authority to sell and transfer the De Ruiter Vastgoed Shares to the Purchaser. The De Ruiter Seeds Group Shares constitute the whole of the issued share capital of De Ruiter Seeds Group and the De Ruiter Vastgoed Shares constitute the whole of the issued share capital of De Ruiter Vastgoed.

3.2                                 De Ruiter Seeds Group is, directly or indirectly, the sole legal and beneficial owner of the Subsidiary Shares and has, directly or indirectly, the right to exercise all voting and other rights over the Subsidiary Shares. The Subsidiary Shares constitute the whole of the issued and outstanding share capital of the respective Subsidiaries. The Subsidiary Shares have been properly and validly issued and are each fully paid or credited as fully paid.

3.3                                 There is no Encumbrance on, over or affecting any of the Shares or the Subsidiary Shares, nor is there any commitment to give or create any such Encumbrance. There are no outstanding depository receipts (certificaten) in relation to the Shares or the Subsidiary Shares.

3.4                                 No resolution has been made and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital by any of the Group Companies, except as explicitly and adequately disclosed in the Disclosure Letter.

3.5                                 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale, transfer, redemption or repayment of any share capital or any other security giving rise to a right over the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3.6                                 No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 3.5 above of any other company (wherever incorporated).

4.                                      ACCOUNTS AND FINANCIAL

4.1                                 Accounts

The Accounts:

(a)                                  have been prepared in accordance with applicable law and generally accepted accounting principles and practices in the relevant jurisdictions; and

(b)                                 give a true and fair view (getrouw beeld) of the financial position of the Group Companies as at the Accounts Date and of the profit or loss of the Group Companies for the period ended on the Accounts Date.

4.2                                 The Accounts have been prepared in a manner consistent with that adopted in the preparation of the accounts for the financial year ended 31 December 2006.

4.3                                 Position since Accounts Date

Since the Accounts Date, except for the Permitted Transactions:

(a)                                  other than in the ordinary course of business and consistent with past practice, no management charge or fee has been levied by the Seller against any of the Group Companies and there has been no payment of any management charges, consulting, service or other fees or compensation from any of the Group Companies to the Seller;

(b)                                 each Group Company has carried on the Businesses as a going concern in the ordinary course consistent with past practice;

(c)                                  no Group Company has changed in any material respect its accounting or reporting principles or practices from those utilised in the preparation of the Accounts;

(d)                                 no Group Company has issued or agreed to issue any share capital or any other security giving rise to a right over its capital and no Group Company has declared, made or paid any dividend or other distribution to its members;

(e)                                  no Group Company has entered into any unusual contract or commitment or otherwise departed from its ordinary course of business;

(f)                                    other than in the ordinary course of business, no Group Company has changed the terms and conditions of employment of any of its Senior Employees (including any severance, termination or similar agreement or arrangement), terminated (except for urgent cause as contemplated in article 7:678 of the Dutch Civil Code) the employment of any person who is or would be a Senior Employee or granted or paid any bonus, severance, accelerated benefits or other special remuneration to any of its Senior Employees;

(g)                                 no Group Company has adopted, amended, or terminated any Benefit Plan, except as may be required by applicable law;

(h)                                 each Group Company has paid its creditors consistent with past practice;

(i)                                     no asset of a value or price in excess of EUR 5,000,000 (five million Euro) has been acquired or disposed of or agreed to be acquired or disposed of by any Group Company on capital account, and no capital commitments have been entered into by any Group Company in excess of EUR 10,000,000 (ten million Euro) has been entered into by any Group Company;

(j)                                     no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of any Group Company prior to the normal maturity date; and

(k)                                  no Group Company has agreed, committed, conditionally or otherwise, to do any of the foregoing.

5.                                      COMMERCIAL

5.1                                 Contracts and commitments

(a)                                  To the best knowledge of the Seller, no Group Company has received notice of any actual or alleged default of any agreement which is material to the financial condition of the relevant Group Company.

5.2                                 Intellectual property rights

Business IP

(a)                                  Exhibit 5.2(a) contains details of all pending and issued plant breeders rights, trademarks, patents and applications therefor owned by the Group Companies. The Group Companies own the Owned IP.

(b)                                 The Group Companies have title to, or have validly licensed to it, all of the Business IP, other than the Owned IP. Each Group Company has paid and is up to date with all relevant administrative obligations, fees and payments related to registration of any Business IP.

(c)                                  To the best knowledge of the Seller, no Intellectual Property Rights owned by any of the Group Companies have been revoked, annulled or nullified. To the best knowledge of the Seller, there is nothing that might prevent applications from being granted (for the purpose of this Warranty, Intellectual Property Rights shall only include the defined intellectual property rights, if, and to the extent, registered).

Licenses

(d)                                 Exhibit 5.2(d) contains details of all licenses of plant breeders rights, trademarks, patents and applications therefor owned by any of the Group Companies granted to any third party (other than any licenses of trade marks granted to any third party under any distributions agreements).

(e)                                  To the best knowledge of the Seller, licences of Intellectual Property Rights granted to, and acquired by, any Group Company are binding and in force. To the best knowledge of the Seller, none of the parties to them is in default in any material respect and there are no grounds on which they might be terminated. No disputes have arisen in connection with them.

No Infringement by Group Company or third party.

(f)                                    To the best knowledge of the Seller, none of the operations of any Group Company infringes or has in the last two years infringed, the Intellectual Property Rights of a third party. No third party has disputed the right of any Group Company to use the Business IP and, to the best knowledge of the Seller, there are no circumstances likely to give rise to a dispute. No third party is infringing the Owned IP.

(g)                                 no notice has been received by any Group Company claiming that it infringes any Intellectual Property Rights of any third party.

Confidential Information

(h)                                 Other than in the context of the Due Diligence Investigation, confidential information of any Group Company has been kept confidential by the Group Companies and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. Other than in the context of the Due Diligence Investigation, these confidentiality obligations have not been breached.

Restrictions on Use.

(i)                                     There are no agreements or arrangements that restrict the use by any Group Company of the Owned IP.

Disclosure and Assignment.

(j)                                     Each director, manager and employee of a Group Company who, either alone or with others, has created, developed or invented Intellectual Property Rights owned or used by any of the Group Companies has entered into a written agreement with such Group Company which obliges him to disclose and assign such Intellectual Property Rights to a Group Company. Each independent contractor of a Group Company who, either alone or with others, has created, developed or invented Intellectual Property Rights solely owned by any of the Group Companies has entered into a written agreement with such Group Company which obliges him to disclose and assign such Intellectual Property Rights to a Group Company.

(k)                                  There are no outstanding or, to the best knowledge of the Seller, threatened claims from current or former directors, managers or employees of a Group Company in any jurisdiction for compensation or remuneration for breeds and varieties, inventions invented or copyright works created or for Intellectual Property Rights solely owned by any of the Group Companies (for the purpose of this Warranty, Intellectual Property Rights shall only include the defined intellectual property rights, if, and to the extent, registered).

Germplasm.

The Group Companies are the sole legal and beneficial owners of the intellectual property rights relating to the Germplasm and, to the best knowledge of the Seller, such Germplasm is not covered by any intellectual property rights of any party other than any of the Group Companies.

5.3                                 Assets

(a)                                  There is no Encumbrance, created by any of the Group Companies, on, over or affecting any of the Assets, including the Business IP, nor is there any commitment to give or create any such Encumbrance.

5.4                                 Insurance

(a)                                  The Group Companies have taken out the insurance policies listed in Exhibit 5.4(a).

(b)                                 To the best knowledge of the Seller, all insurance policies listed in Exhibit 5.4(a) are currently in full force and effect and there is no material claim outstanding under any such policy.

(c)                                  In respect of the insurances listed in Exhibit 5.4(a):

(i)                                     all premiums due and payable have been paid;

(ii)                                  none of the Group Companies has received any notification that such insurances are not valid or enforceable; and

(iii)                               to the best knowledge of the Seller, no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies voidable.

6.                                      TAXATION

6.1                                 With respect to the period up to the Effective Date, Taxation for which a Group Company has been liable (formeel verschuldigd), or Taxation which has become due or will become due, or which has accrued or will arise or accrue (materieel verschuldigd), has been duly and timely paid, or, to the extent not yet paid, adequately provided for in the relevant Accounts.

6.2                                 All notices, computations and returns which ought to have been made or filed before the Effective Date, have been properly and duly submitted by each Group Company to the relevant Taxation authorities.

6.3                                 All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company, have been duly kept and are available for inspection at the premises of the relevant Group Company.

6.4                                 All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the relevant Accounts have been duly made. There are no outstanding requests for any ruling relating to Taxation between any Group Company and any governmental authority.

6.5                                 The amount of Taxation chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally).

6.6                                 No Group Company is liable to pay any penalty or fine in relation to Taxation and, to the best knowledge of the Seller, there are no facts which are likely to cause any Group Company to become liable to pay any such penalty or fine.

6.7                                 No Group Company has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Taxation. To the best knowledge of the Seller, no request for an exchange of information regarding Taxation relating to any Group Company or in relation to the business relations of any Group Company has been made by any taxing authority.

6.8                                 There neither is nor has been any dispute, referenced by any letter or document, including but not limited to litigation, between any Group Company and any taxing authority, nor has any Group Company been the subject of any extraordinary investigation by any taxing authority and, to the best knowledge of the Seller, there are no facts which are likely to give rise to any such dispute or investigation.

6.9                                 Other than Pianosa N.V., neither the Seller nor any Group Company is treated for any Taxation purpose as resident in a country other than the country of its incorporation. In addition, no Group Company is doing business, or maintains a taxable presence in a jurisdiction in which it does not file income Tax returns, and no claims have been made in writing by any governmental authority that any Group Company is or may be subject to taxation by such jurisdiction.

6.10                           No Group Company is nor will become liable to Taxation chargeable primarily on any member of the Seller’s Group or any person or entity other than a Group Company.

6.11                           To the extent applicable, any Group Company has complied in all respects with the requirements and provisions of the Wet op de omzetbelasting 1968, the Israeli VAT Law 1975, and all regulations and orders made there under (the VAT legislation) and has made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purpose of the VAT legislation and any Company has at all time punctually made all payments and filed all returns required hereunder.

6.12                           With respect to all payments to or for Temporary Personnel hired by any Group Company, the necessary measures have been taken in order to limit any potential tax liabilities arising from the use of Temporary Personnel, including, but not limited to, regularly requesting certificates of payment behaviour in relation to the Temporary Personnel, payment of Taxation to a so-called blocked account (in Dutch, a g-rekening) and/or direct payment of Taxation to the Taxation authorities. All material administrative requirements under applicable law in relation to such payments of Taxation have been fulfilled by the Group Companies, including all administrative requirements laid down in the Regulations on inleners-, keten,- en opdrachtgeversaansprakelijkheid 2004. To the best knowledge of the Seller, the Group Companies have complied with all other material legal administrative measures under applicable law with respect to Temporary Personnel.

6.13                           The Group Companies and their stockholders are not subject to any restrictions or limitations as a result of any reorganisation, including pursuant to Part E2 of the Israeli Income Tax Ordinance, 1961 or pursuant to any tax ruling made with reference to the provisions of Part E2, that may be violated as a result of the consummation of this agreement.

6.14                           The Group Companies that are incorporated in Israel are not and have never been an Igud Mekarkein within the meaning of section 1 of the Israeli Real Property Taxation Law (appreciation, sale and purchase), 1963.

6.15                           All Group Companies have duly and timely withheld all Taxation and other amounts required by law to be withheld by it (including Taxation and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate governmental authority such Taxes and other amounts required by law to be remitted by it.

6.16                           All documents which are required to be stamped, by any Group Company, have been duly and sufficiently stamped or the Tax on such documents has been paid.

6.17                           Neither De Ruiter Seeds Group nor De Ruiter Vastgoed has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the tax laws of Israel.

6.18                           The issued and paid share capital of AB Seeds LTD is higher than NIS 5,000,000.

6.19                           The Group Companies will not be required to include in a taxable period ending after the Effective Date a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognised in any prior taxable period.

7.                                      COMPLIANCE WITH LAWS AND LICENCES; LITIGATION

7.1                                 To the best knowledge of the Seller, all Licences material to the Businesses have been obtained and are in force.

7.2                                 To the best knowledge of the Seller, no Group Company has received written notice that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgement of any court or any governmental agency of the jurisdiction in which it is incorporated which could have a material and adverse effect upon its assets or business.

7.3                                 To the best knowledge of the Seller, no Group Company has received notice that it is in default under any material Licence and, so far as the Seller is aware, there are no circumstances likely to give rise to any such default.

7.4                                 To the best knowledge of the Seller, no Group Company is engaged in any material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration proceedings which are currently in progress (except as plaintiff for collection of debts in the ordinary course of business, none of which exceeds EUR 100,000) and to the best knowledge of the Seller no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration proceedings have been expressly threatened by or against any Group Company.

7.5                                 Neither the Seller nor any Group Company has taken any action in relation to this agreement that would be in violation of, or would subject the Purchaser to any liability or penalty under, the mandatory requirements of the applicable laws and regulations of the Netherlands and the United States of America including the FCPA.

7.6                                 Neither the Seller’s nor any Group Companies’ directors or employees is a High Ranking Official and no High Ranking Official is directly or indirectly a principal owner or investor in any of the Group Companies and no Official has any substantial financial interest in the contractual relationship established by this agreement. For purposes of this warranty “High Ranking Official” is limited to a government position in the Ministry of Agriculture or an equivalent agency whose responsibility focuses on agriculture.

7.7                                 Neither the Seller nor, to the best knowledge of the Seller, any Group Company has given or promised any improper payments of money or anything of value to any Official in violation of the FCPA or local anti-corruption laws and it has not authorised any third person to make improper payments of money or anything of value to an Official for reasons having to do with this agreement.

7.8                                 For purposes of the warranties 7.6 and 7.7 above, an “Official” shall mean any appointed, elected, or honorary official or any career employee of the government of the Netherlands, or of a public international organisation, or any political party, party official, or candidate in the Netherlands. For purposes of the warranties 7.6 and 7.7 above, the “government” includes any agency, department, embassy, or other governmental entity, it also includes any public or semi-public organisation controlled by the government and a person does not cease to be a government official by purporting to act in a private capacity or by the fact that he or she serves without compensation.

8.                                      PROPERTIES

8.1                                 General

Schedule 10 (Properties) contains details of all material Properties owned or leased by the Group Companies.

8.2                                 Title

To the best knowledge of the Seller:

(a)                                  each Group Company is the legal and beneficial owner of the Owned Property;

(b)                                 each Group Company is fully entitled to the Leased Property; and

(c)                                  no Property is subject to any Encumbrance other than those set out in Schedule 10 (Properties).

8.3                                 Covenants

Neither the Seller nor any Group Company has received notice of any material outstanding breach of covenant in respect of any Property.

8.4                                 Notices, orders and proposals

No Group Company has received any material and adverse notice or order affecting any Property from any government department, any authority or any third party.

9.                                      ENVIRONMENTAL MATTERS

(a)                                  To the best knowledge of the Seller, each Group Company has obtained all requisite material Environmental Licences necessary to own and operate the Businesses (all of which are valid and subsisting) and have been complied with in all material respects.

(b)                                 To the best knowledge of the Seller, no Group Company has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Licence or (ii) any amendment to any Environmental Licence is required to enable the continued operation of the Businesses.

(c)                                  To the best knowledge of the Seller, the Group Companies have conducted the Businesses in material compliance with Environmental Law.

(d)                                 No Group Company is, in relation to the Businesses, engaged in any material litigation or arbitration proceedings concerning Environmental Law or Dangerous Substances. No Group Company has received written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Licences.

10.                               EMPLOYEES AND EMPLOYEE BENEFITS

10.1                           Employees and terms and conditions of employment

(a)                                  The Data Room includes:

(i)                                     copies of the employment and/or service contracts of all Senior Employees;

(ii)                                  a complete, accurate and up to date list of the Employees who are employed on the basis of an employment agreement for (an) indefinite (period of) time or on the basis of an employment agreement for a period of 1 (one) year;

(iii)                               a complete and accurate list of each collective Incentive Scheme and the terms thereof; and

(iv)                              the CLA and other material collective bargaining agreement applicable to Employees.

(b)                                 Since the Effective Date, (i) no Senior Employee has given, or has been given, notice of termination of his employment, nor have in respect to any such Senior Employee rescission proceedings been started or has the employment agreement been rescinded (ontbonden) and (ii) no change has been made in the remuneration, pension or other benefits of any Senior Employee nor is any Group Company under any contract, collective bargaining agreement or other obligation towards the Employees, trade unions or works council to make any increase or change to the remuneration, pension or other benefits payable to the Employees other than pursuant to existing contractual arrangements or applicable Collective Labour Agreement for the Tuinzaadbedrijven (the CLA). Each of the Group Companies have complied with all their obligations pursuant to such contractual arrangements and/or CLA.

(c)                                  To the best knowledge of the Seller, each Group Company has in relation to each of its current and former employees complied in all material respects with all obligations owed to and in respect of the terms and conditions of employment.

(d)                                 No Group Company has made or agreed to make any payment to, or provided or agreed to provide any benefit for, any Employee or any spouse or dependant of any Employee on or following termination of such Employee’s employment.

(e)                                  To the best knowledge of the Seller, the employment agreements and/or service contracts applicable to the Senior Employees do not contain any provisions which are unusual for a relationship of the kind concerned and do not provide for a notice period in excess of the statutory minimum notice period.

(f)                                    To the best knowledge of the Seller, none of the Employees has seriously injured themselves at work or contracted any serious illness or disease at work and there is and there has been sufficient employer’s liability insurance in respect of such liability up to the Completion Date.

(g)                                 Each Group Company has complied in all material respects with all applicable laws and its own policies relating to labour and employment matters, including fair employment practices, terms and conditions of employment, the use of Temporary Personnel, independent contractors or consultants, the use of fixed-term, temporary and/or seasonal contracts, the use of staffing agents, temporary agencies or other providers of Temporary Personnel, equal employment opportunity, labour relations, non-discrimination, immigration, wages, hours, benefits, workers’ compensation or occupational health and safety.

(h)                                 To the best knowledge of the Seller, in relation to the hiring of Temporary Personnel, all necessary measures and legal obligations have been adhered to by the Group Companies, and no Temporary Personnel can be classified as an employee of any Group Company under applicable laws.

(i)                                     A joint works council has been set up for De Ruiter Seeds NL B.V., De Ruiter Seeds R&D NL B.V. and De Ruiter Seeds Production NL B.V. and a works council has been set up for Loiret Semence SARL.

(j)                                     Each Group Company has taken and will take all steps required, whether by law or otherwise, to complete any notifications, consultations and negotiations with any works councils or trade unions required in connection with the transactions contemplated by this Agreement.

(k)                                  There is no pending or threatened labour strike, walkout, work stoppage, slowdown, governmental investigation or lockout with respect to Employees, and no such strike, walkout, slowdown, governmental investigation or lockout has occurred with respect to any Group Company in the past three years.

(l)                                     There is no Proceeding pending or threatened against or affecting any Group Company relating to the alleged violation of any Group Company (or its directors or officers) of any law pertaining to labour relations or employment matters. There has been no complaint, claim or charge of discrimination filed or threatened against any Group Company with any Governmental Body.

10.2                           Employee Benefits and Pension Schemes

(a)                                  Copies of all materially relevant documents relating to each written collective Benefit Plan are included in the Data Room.

(b)                                 Other than routine claims for benefits, there is no claim against, or involving, any Benefit Plan that is pending or that, to the Seller’s knowledge, is threatened by any person.

(c)                                  Neither the Group Companies nor the Seller nor any representative thereof has taken any action or failed to take any action that could subject any of them to liability for breach of any statutory or fiduciary duty in respect of any Benefit Plan. Except as permitted by the terms of the Benefit Plans, their applicable funding agreements and applicable law, there has been no withdrawal, or transfer of assets (or related application) from any of the Benefit Plans other than the proper payments of benefits to eligible beneficiaries, permitted refunds of over-contributions to plan members, and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plans.

(d)                                 Except pursuant to the Pension Schemes, no Group Company has paid, provided or contributed towards, and no Group Company is under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards, any pension or early retirement benefit for or in respect of any present or past employee (or any spouse, child or dependant thereof) of any Group Company.

(e)                                  All contributions required to be made to any Benefit Plan (including but not limited to the Pension Schemes) by applicable law and the terms of such Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period up to the Effective Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been provided for in the Accounts in accordance with the applicable laws and regulations governing such Benefit Plan.

(f)                                    Each Benefit Plan is duly registered where required by applicable law (including registration with the relevant Taxation authorities where such registration is required to qualify for tax exemption or other beneficial tax status). No fact or circumstance exists which would materially adversely affect the tax-exempt status of any Benefit Plan. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or funding vehicle.

(g)                                 Each Benefit Plan is and at all times has been maintained, funded, operated and administered, and the Group Companies have performed all of their obligations under each Benefit Plan, in each case in material compliance with the terms of such Benefit Plan and in material compliance with all applicable laws. To the best knowledge of the Seller, the Pension Schemes are operated in accordance with, and each Group Company observes and performs all its obligations under, the scheme rules, the requirements of the relevant taxation and other governmental and regulatory authorities in relation to the Pension Scheme and all applicable legal requirements, including but not limited to the Pension Act and European Community Law including but not limited to the provisions of Article 141 of the EC Treaty as in the former Article 119 of the EC Treaty and any decision taken by the European Court of Justice or a Dutch court with respect to this Article 141 of the EC Treaty as in the former Article 119 of the EC Treaty.

10.3                           Disputes

There are no pending or, to the best knowledge of the Seller, threatened disputes between any Group Company and any Employee, former employee or any recognised trade union or body representing the Employees.

SCHEDULE 8

PURCHASER’S WARRANTIES

1.                                       The Purchaser is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated.

2.                                       The Purchaser has the requisite power and authority (corporate and other) to carry on its business currently conducted and it is authorised to execute this agreement and any other agreements contemplated herein to which it is a party and to consummate the transaction under this agreement. The execution of this agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action.

3.                                       This agreement and all other agreements and obligations undertaken in connection with the sale and purchase of the Shares constitute or will constitute, following the execution thereof, the valid and legally binding obligations on the Purchaser, enforceable against it in accordance with the respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganisation and other laws affecting generally the enforcement of the rights of creditors and subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

4.                                       The execution and performance by the Purchaser of this agreement, and the agreements contemplated herein will not violate the provisions of any applicable law, the articles of association of the Purchaser, the deed of incorporation of the Purchaser or by-laws or other similar documents (each as amended from time to time), or any resolution of the Purchaser’s supervisory board, management board or other corporate governing body or of the Purchaser’s shareholders.

5.                                       The Purchaser is not precluded by the terms of any contract, agreement or other instrument by which it is bound from entering into this agreement or such other agreement or from the consummation of the sale and purchase of the Shares.

6.                                       No consents, approvals, orders or authorisations of, or registrations, declarations or filings with any person or Governmental Body are required in connection with the entering into of this agreement, or the agreements contemplated herein.

7.                                       The Purchaser is not insolvent nor has it been declared bankrupt, and, as far as the Purchaser is aware, no action or request is pending or threatened to declare the Purchaser bankrupt or to make the Purchaser subject to any proceeding contemplated by any applicable bankruptcy law.

8.                                       The Purchaser has sufficient funds available to it to pay the Purchase Price in cash when due under this agreement.

SCHEDULE 9

WARRANTY LIMITS

1.                                      Acknowledgement

The Purchaser acknowledges and agrees that:

(a)                                  the Seller’s Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Seller’s Group, and, also in view of article 7:17 Dutch Civil Code, collectively and exhaustively reflect all of the characteristics the Purchaser may reasonably expect the Shares, the Group Companies and the Businesses to have;

(b)                                 notwithstanding any other provision of this agreement, no other statement, promise or forecast (written or oral) made by or on behalf of the Seller or any member of the Seller’s Group may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement, whether based on article 7:17 Dutch Civil Code or otherwise;

(c)                                  neither the Seller nor any member of the Seller’s Group (or the Seller’s advisors) makes any representation or warranty as to the accuracy of, without limitation, forecasts, estimates, projections (including, but not limited to, those included in any management presentations), statements of intent or statements of opinion provided to the Purchaser or its advisors on or prior to the date of this agreement (whether this constitutes Disclosed Information or otherwise) or contained in the Disclosure Letter; and

(d)                                 at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Seller’s Warranties or constitutes or may constitute a Breach at present or in the foreseeable future.

2.                                      Limits

The liability of the Seller shall be limited as follows:

(a)                                  there shall be disregarded for all purposes any Breach in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than EUR 250,000 (two hundred and fifty thousand Euro);

(b)                                 the Purchaser shall not be entitled to recover any damages in respect of any Breach or Breaches, unless the aggregate amount of damages in respect of such Breach or Breaches exceeds EUR 1,000,000 (one million Euro) in which case the whole amount may be recovered by the Purchaser;

(c)                                  the maximum liability of the Seller in respect of all and any Breaches, except in respect of the Seller’s Warranties set out in part 1 (Capacity and Consequences of Sale), part 3.1 (ownership of the shares) and part 6 (Taxation) of Schedule 7 (Seller’s Warranties), shall not exceed 5% (five per cent.) of the Base Purchase Price. The maximum liability of the Seller in respect of all and any Breaches in respect of Schedule 7 (Seller’s Warranties) in part 6 (Taxation) shall not exceed 10% (ten per cent.) of the Base Purchase Price;

(d)                                 the maximum aggregate liability of the Seller in respect of all and any Breaches shall not exceed the Base Purchase Price;

(e)                                  the Seller shall cease to have any liability under or in respect of the Seller’s Warranties:

(i)                                     on the date which is 5 (five) years after Completion in respect of the Seller’s Warranties set out in part 1 (capacity and consequences of sale), part 3.1 (Ownership of the Shares) and part 6 (Taxation) of Schedule 7 (Seller’s Warranties); and

(ii)                                  in respect of any other Seller’s Warranties on the Completion Date,

except in respect of a claim of which the Purchaser gives written notice to the Seller before that relevant date. The liability of the Seller in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within 6 (six) months of service of notice of that Warranty Claim unless the Seller shall have assumed conduct of the claim in question in accordance with the provision of this schedule;

(f)                                    for any Breach of the Seller’s Warranties set out in part 4.3 (Position since Accounts Date), the Seller shall be liable on euro for euro basis and, for such Breach, the thresholds set out in 2(a) and 2(b) above shall not apply and any payments in connection with such Breach shall not count towards the maximum liability capped in 2(c) above; and

(g)                                 the thresholds set out in 2(a) and 2(b) above shall not apply to any Breach of the Seller’s Warranties set out in part 7.5 to 7.7 (inclusive) of Schedule 7 (Seller’s Warranties).

3.                                      Exclusions

The Seller shall not be liable in respect of a Warranty Claim if and to the extent that it relates to any liability or obligation on the part of a Group Company:

(a)                                  for which a specific and adequate provision is made, or of which the payment or discharge is reflected, in the Accounts;

(b)                                 which would not have arisen but for a change in legislation or regulations, or a change in the interpretation or implementation thereof by any Governmental Body or by reason of development in case law, made after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by or any extra-statutory concession previously made by a tax authority (whether or not the change purports to be effective retrospectively in whole or in part);

(c)                                  which would not have arisen but for a change after Completion in the accounting bases on which any Group Company values its assets or a change in the tax structure or corporate structure of the Group Companies;

(d)                                 which arises as a result of any change after Completion of the date to which any Group Company makes up its accounts or in the bases, methods or policies of accounting any of the Group Companies other than a change which is reported by the auditors for the time being of any of the Group Companies to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current;

(e)                                  occasioned by any act or omission of the Purchaser or any Group Company after Completion;

(f)                                    of which the Purchaser is aware at the date of this agreement;

(g)                                 in the case of a Taxation liability, if any profits or amount to which the Taxation is attributable were actually earned or received by or actually accrued to the Company or to which the Company is entitled but were not reflected in the Accounts;

(h)                                 which arises or is increased as a result of the failure or omission of any Group Company after Completion to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts;

(i)                                     which arises or is increased as a result of any claim, election, surrender or disclaimer made or notice or consent given after Completion by any Group Company or any member of the Purchaser’s Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts; or

(j)                                     which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation or change occurring on or after Completion.

4.                                      Notice of Warranty Claims

If the Purchaser or any of the Group Companies becomes aware of a matter which is likely to give rise to a Warranty Claim, the Seller shall not be liable in respect of it unless the Purchaser:

(a)                                  gives notice of the relevant facts to the Seller as soon as reasonably practicable after becoming aware of those facts and in any event within 30 (thirty) days of becoming aware of those facts; and

(b)                                 has commenced legal proceedings within 6 (six) months after becoming aware of those facts.

5.                                      Conduct of Third Party Claims

If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Seller may elect to assume the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any incidental negotiations on the following terms:

(a)                                  the Purchaser shall procure the relevant Group Company to make available to the Seller such persons and all such information as the Seller may require for assessing, contesting, appealing or compromising the Third Party Claim;

(b)                                 the Purchaser shall procure that the relevant Group Company takes such action to contest, appeal or compromise the Third Party Claim as may be requested by the Seller and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the approval of the Seller; and

(c)                                  the Seller shall keep the Purchaser promptly informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser.

If the Seller does not elect to assume the conduct as contemplated above, the Purchaser shall procure that the relevant Group Company consult with the Seller in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and the Purchaser shall, and shall procure that the relevant Group Company shall, keep the Seller informed of the progress of the Third Party Claim.

6.                                      Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of any Breach.

Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Warranty Claims or losses which in the absence of mitigation might give to a liability in respect of any claims under this agreement.

7.                                      Recovery from third parties

If:

(a)                                  the Seller makes a payment in respect of a Warranty Claim (the Damages Payment);

(b)                                 any Group Company or the Purchaser receives any sum (or makes any savings or receives any quantifiable financial benefit) which would not have been received but for the circumstance which gave rise to that Warranty Claim (the Third Party Sum);

(c)                                  the receipt of that sum was not taken into account in calculating the Damages Payment; and

(d)                                 the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question, such excess being the Excess Recovery, then the Purchaser shall, promptly on receipt of the Third Party Sum by it or the relevant Group Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the relevant Group Company in recovering that sum and any taxation payable by the Purchaser or any Group Company by virtue of its receipt.

Any payment made by the Seller under this agreement shall take into account the amount by which any Taxation for which the Purchaser’s Group or any of the Group Companies is accountable or liable to be assessed, now or in the future, is reduced or extinguished as a result of a matter giving rise to such payment.

If, before the Seller pays any amount in respect of any Warranty Claim under this agreement, the Purchaser or any Group Company its entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that before steps are taken against the Seller all reasonable steps are taken to enforce recovery against the third party and any actual recovery shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. The Seller shall be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.

8.                                      Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any breach of the Seller’s Warranties, if in respect of any matter which would otherwise give rise to a breach of the Seller’s Warranties one of the Group Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion), the amount of insurance monies to which that Group Company is or would have been entitled shall reduce pro tanto or extinguish the claim for breach of the Seller’s Warranties.

9.                                      Basis of damages

The Seller undertakes to pay to the Purchaser all damages, as assessed on the basis of articles 6:95 and 6:96 of the Dutch Civil Code, incurred by the Purchaser as a result of a Seller’s Breach.

10.                               Double recovery

The Purchaser shall not be entitled to recover from the Seller more than once in respect of any one matter even if more than one Seller’s Warranty is breached.

SCHEDULE 10

PROPERTIES

PART 1

OWNED PROPERTY

PART 2

LEASED PROPERTY

SCHEDULE 10

PROPERTIES

PART 1

OWNED PROPERTY

COUNTRY	LOCATION	PURPOSE	TITLE	OWNER
Netherlands	Leeuwenhoekweg 52, Bergschenhoek,	Research & Breeding Production & Logistics Offices	Ownership	Stagros Amsterdam B.V.
France	Bruyères de l’Étang, 455000 Autry	Seed production	Ownership	Loiret Semences Sarl & Stagros Amsterdam B.V.
France	Chemin de Roquemartine, BP 32, 13670 St Andiol	Breeding	Ownership	De Ruiter Zonen Selection SCEA
Spain	Apdo. de Correos 47, 04700 EL EJIDO, Almeria	Research & Breeding & Offices	Ownership	De Ruiter Research España SL
Guatamala	Aldea Agua Zarca, San Pedro Pinula, Jalapa	Seed production	Ownership	De Ruiter San Pedro SA
Turkey	Kücükkaraagac No. 106, PK 344, 16700 Karacabey, Bursa	Seed production	Ownership	Ant Tohum Tarimsal Üretim Ve Pazarlama Limited Sirketi
Mexico	Ejido Jiquilpan, Municipio de Ahome, Estado de Sinaloa	Demo & trial station	Ownership	Banco Ivex as fiduciario for De Ruiter Seeds Latina S de RL de CV
Hungary	Kisfái 207/b, Kecskemét, 6000	Demo & trial station	Ownership	De Ruiter Vetómag Kereskedó Kft
Italy	Saubadia, S Donati	Demo & trial station (planned)	Conditional sales agreement for land	De Ruiter Sementi Ricerca SA Srl
Poland	Ul Cypryjska 2B, 02-761 Warszawa	Office	One office ownership and one lease	De Ruiter Seeds Spolka Z.o.o.

PART 2

LEASED PROPERTY

COUNTRY	LOCATION	PURPOSE	TITLE	LESSEE	DURATION LEASE
Netherlands	Pruimendijk 254, Ridderkerk	Seed production	Lease	De Ruiter Seeds Production NL B.V.	One year term till 31-12-2008
Netherlands	Zuidersingel	Seed production	Lease	De Ruiter Seeds	One year term

	66a, Berkel en Rodenrijs			Production NL B.V.	till 31-12-2008
Netherlands	Strandweg 19, ‘s Gravenzande	Demo station	Lease	De Ruiter Seeds NL B.V.	Till 01-12-2009
France	Batiment Administratif, Min. 27, 84953 Cavaillon Cedex	Office	Lease	De Ruiter Graines Sarl	Till 31 July 2008
Israel	Teradion Ind. Zone, D.N. Misgav 20179 Block nr 19278	Breeding & Offices	Lease	AB Seeds Ltd	Till 2 April 2055 (plot nr 104) Till 8 November 2049 (plot nr 105), Till 4 September 2048 (plot nr 106)
Israel	Moshav Nativ Ha’ Asara	Seed Production	Lease	AB Seeds Ltd	TBC
Mexico	Fco. Javier Mina nr 409 Norte Col. Centro. , Los Mochis, Sinaloa	Office	Lease	Euroconsultas Agricolas S de RL de CV	Indefinite
Italy	Via Mortacino snc, CAP 04019 Terracina (LT)	Office	Lease	De Ruiter Sementi Srl	Till 1 June 2012
Argentina	Lavalleja 1066, 5000 Cordoba	Office	Lease	De Ruiter Seeds South America SA	Till 1 August 2010
UK	1 Swanwick Business Centre, Bridge Road, Swanwick, SO3 7GB Southampton	Office	Lease	Pinetree De Ruiter Seeds Ltd	5 year term, ending in 2012.
Poland	Ul Cypryjska 2B, 02-761 Warszawa	Office	1 office ownership and 1 office in lease	De Ruiter Seeds Spolka Z.o.o.	Indefinite
USA	Building#1, suite 220, 13949 W Colfax Ave., 1-220 Lakewood, Colorado	Office	Lease	De Ruiter Seeds Inc.	Till 30 April 2011
Maroc	9, rue Mokhtar Soussi, 80 000 Agadir	Office	Lease	De Ruiter Seeds Maroc Sarl.	Till 31July 2009
Japan	105 Highness Court, Shibasakidai 2-11-20, Abiko- shi, Chiba-ken	Office	Lease	De Ruiter Seeds	Two years

SCHEDULE 11

EXCLUDED PROPERTY

PART 1

EXCLUDED LAND

1.                                       Type of object:

(a)                                  horticultural land (tuinland);

(b)                                 glasshouses, installations, yard (erf), public utilities (nuts);

(c)                                  industrial premises; and

(d)                                 undeveloped horticultural land.

2.                                       The objects listed under 1 above are recorded in the land register of the municipality of Bergschenhoek as:

(a)                                  section B, number 5436 (partially) (03 hectare, 82 are, 15 centiare);

(b)                                 section B, number 5437 (partially) (01 hectare, 28 are, 98 centiare);

(c)                                  section B, number 7518 (00 hectare, 80 are, 90 centiare); and

(d)                                 section B, number 4253 (01 hectare, 60 are, 50 centiare).

PART 2

EXCLUDED HOUSES

1.                                       Leeuwenhoekweg numbers 44, 46 and 48, including surrounding and underlying land, being approximately 6,800 square metres in total, recorded in the land register of the municipality of Bergschenhoek as: section B, number 5436 (partially) and number 5437 (partially);

2.                                       Vivaldiplaats 4, Bergschenhoek, including surrounding and underlying land, being approximately 188 square metres in total, recorded in the land register of the municipality of Bergschenhoek as: section B, number 5861; and

3.                                       The “family house” in Autry le Chatel, France, including surrounding and underlying land, recorded in the relevant land register as follows:

(a)                                  Section B, number 164, Ferme de la Grange Rouge (19 are and 67 centiare);

(b)                                 Section B, number 165, Les Achevineries (22 hectare, 54 are and 21 centiare);

(c)                                  Section B, number 168, Bois de la Brulée (6 hectare, 64 are and 62 centiare);

(d)                                 Section B, number 203, Terres du Bois Briard (8 hectare, 38 are and 4 centiare); and

(e)                                  Section B, number 797, Bruyères de l’étang neuf (37 are and 29 centiare).

SCHEDULE 12

LEASE AGREEMENT

HUUROVEREENKOMST KANTOORRUIMTE

en andere bedrijfsruimte in de zin van artikel 7:230a BW

Model door de Raad voor Onroerende Zaken (ROZ) op 30 juli 2003 vastgesteld.

Verwijzing naar dit model en het gebruik daarvan zijn uitsluitend toegestaan, indien de ingevulde, de toegevoegde of de afwijkende tekst duidelijk als zodanig herkenbaar is. Toevoegingen en afwijkingen dienen bij voorkeur te worden opgenomen onder het hoofd ‘bijzondere bepalingen’.

Iedere aansprakelijkheid voor nadelige gevolgen van het gebruik van de tekst van het model wordt door de ROZ uitgesloten.

De ondergetekenden:

(1)                                  De heer M.C. de Ruiter, wonende aan de Leeuwenhoekweg 50 te (2661 CZ) Bergschenhoek, de heer H.D. de Ruiter, wonende aan de Abrikozenhof 2 te (2661 LR) Bergschenhoek en de heer W.P.J. de Ruiter wonende aan de Amandelhof 4 te (2661 LT) Bergschenhoek, hierna gezamenlijk te noemen: Verhuurder en

(2)                                  De Ruiter Seeds Production NL B.V. gevestigd te (2661CZ) Bergschenhoek aan de Leeuwenhoekweg  52 en geschreven in het handelsregister onder nummer 24380486, met omzetbelastingnummer NL814556437B01  ten deze rechtgeldig vertegenwoordigd door B.Th. Visser , hierna te noemen: Huurder

Overwegen:

(A)                              dat Verhuurder eigenaar is van een bedrijfscomplex bestaande uit een kantoorgebouw, kassen en een schuur, gelegen achter de woonhuizen gelegen aan de Leeuwenhoekweg 44/46/48/50 te (2661 CZ) Bergschenhoek; en

(B)                                dat Verhuurder met ingang vanaf 1 januari 2008 een en ander verhuurt aan Huurder overeenkomstig het bepaalde in deze huurovereenkomst;

Zijn het volgende overeengekomen:

1.                                      HET GEHUURDE, BESTEMMING

1.1                                 Verhuurder verhuurt aan huurder en huurder huurt van verhuurder de bedrijfsruimte, bestaande uit  kassen en een schuur, hierna ‘het gehuurde’ genoemd, gelegen achter de Leeuwenhoekweg 44/46/48/50 te Bergschenhoek, gemeente Lansingerland, kadastraal bekend als gemeente Bergschenhoek Sectie B. no. 5436 ged., sectie B. no. 5437 ged., sectie B. no. 7518 en sectie B. no. 4253. welke bedrijfsruimte nader is aangegeven op de bijlage 1 bij deze overeenkomst gevoegde en daarvan deeluitmakende documenten.

1.2                                 Het gehuurde zal door of vanwege huurder uitsluitend worden bestemd om te worden gebruikt voor activiteiten op het gebied van zaadproductie.

1.3                                 Het is huurder niet toegestaan zonder voorafgaande schriftelijke toestemming van verhuurder een andere bestemming aan het gehuurde te geven dan omschreven in 1.2.

1.4                                 De hoogst toelaatbare belasting van de vloeren van het gehuurde bedraagt: niet van toepassing.

2.                                      VOORWAARDEN

2.1                                 Van deze overeenkomst maken deel uit de ‘ALGEMENE BEPALINGEN HUUROVEREENKOMST KANTOORRUIMTE’ en andere bedrijfsruimte in de zin van artikel

7:230A BW’, gedeponeerd bij de griffie van de rechtbank te Den Haag op 11 juli 2003 en aldaar ingeschreven onder nummer 72/2003, hierna te noemen ‘algemene bepalingen’. De inhoud van deze algemene bepalingen is partijen bekend. Huurder en verhuurder hebben een exemplaar van de algemene bepalingen ontvangen. De algemene bepalingen zijn als bijlage 2 aan deze overeenkomst gehecht.

2.2                                 De algemene bepalingen waarnaar in 2.1 wordt verwezen, zijn van toepassing behoudens voor zover daarvan in deze overeenkomst uitdrukkelijk is afgeweken of toepassing daarvan ten aanzien van het gehuurde niet mogelijk is.

3.                                      DUUR, VERLENGING EN OPZEGGING

3.1                                 Deze overeenkomst is aangegaan voor onbepaalde duur, ingaande 1 januari 2008.

3.2                               Huurder heeft vanaf 1 januari 2009 het recht de overeenkomst op te zeggen met in achtneming van een opzegtermijn van twee jaren. Verhuurder heeft vanaf 1 januari 2011 het recht de overeenkomst op te zeggen met in achtneming van een opzegtermijn van twee jaren.

3.3                                 Opzegging dient te geschieden bij deurwaardersexploot of per aangetekend schrijven.

4.                                      HUURPRIJS, OMZETBELASTING, HUURPRIJSAANPASSING, BETALINGSVERPLICHTING, BETAALPERIODE

4.1                               De aanvangshuurprijs van het gehuurde bedraagt op jaarbasis EUR 578.913 zegge: vijfhonderd achtenzeventig duizend negenhonderd dertien euro.

4.2                                 Partijen komen overeen dat verhuurder wel omzetbelasting over de huurprijs in rekening brengt.

4.3                                 Indien géén met omzetbelasting belaste verhuur wordt overeengekomen is huurder naast de huurprijs een afzonderlijke vergoeding aan verhuurder verschuldigd, ter compensatie van het nadeel dat verhuurder c.q. diens rechtsopvolger(s) lijdt dan wel zal lijden, omdat de omzetbelasting op de investeringen en exploitatiekosten van verhuurder niet (meer) aftrekbaar zijn. Het gestelde in 19.1 t/m 19.9 algemene bepalingen is dan niet van toepassing. 4.3 Indien partijen een met omzetbelasting belaste verhuur zijn overeengekomen maken huurder en verhuurder gebruik van de mogelijkheid om op grond van Mededeling 45, besluit van 24 maart 1999, nr. VB 99/571, af te zien van het indienen van een gezamenlijk optieverzoek voor een met omzetbelasting belaste verhuur. Huurder verklaart door ondertekening van de huurovereenkomst mede ten behoeve van de rechtsopvolger(s) van verhuurder, dat hij het gehuurde blijvend gebruikt of blijvend laat gebruiken voor doeleinden waarvoor een volledig of nagenoeg volledig recht op aftrek van omzetbelasting op de voet van artikel 15 van de Wet op de omzetbelasting 1968 bestaat.

4.4                                 Het boekjaar van huurder loopt van 1 januari tot en met 31 december.

4.5                                 De huurprijs wordt jaarlijks per 1 januari, voor het eerst met ingang van 1 januari 2009, aangepast overeenkomstig 9.1. t/m 9.4 algemene bepalingen.

4.6                                 De vergoeding die huurder verschuldigd is voor door of vanwege verhuurder te verzorgen bijkomende leveringen en diensten wordt bepaald overeenkomstig 16 algemene bepalingen. Op deze vergoeding wordt een systeem van voorschotbetalingen met latere verrekening toegepast, zoals daar is aangegeven.

4.7                                 De betalingsverplichting van huurder bestaat uit:

(a)                                  de huurprijs;

(b)                                 de afzonderlijke vergoeding indien geen met omzetbelasting belaste verhuur is overeengekomen;

(c)                                  de over de huurprijs verschuldigde omzetbelasting indien partijen een met omzetbelasting belaste verhuur zijn overeengekomen.

4.8                                 Huurder is geen omzetbelasting meer over de huurprijs verschuldigd indien het gehuurde niet langer met omzetbelasting mag worden verhuurd, terwijl partijen dat wel waren overeengekomen. Als dat het geval is, komen de in 19.3.a algemene bepalingen bedoelde vergoedingen voor de omzetbelasting in de plaats en wordt de in 19.3.a sub I bedoelde vergoeding bij voorbaat vastgesteld op de werkelijk door verhuurder geleden schade.

4.9                                 Per betaalperiode van 3 (drie) kalendermaanden bedraagt bij aanvang van de huurovereenkomst:

a.	De huurprijs:	EUR 144.728,25

b.	De over de huurprijs verschuldigde omzetbelasting:	EUR 27.498,37

	Totaal:	EUR 172.226,62

4.10                           Met het oog op de datum van ingang van de huur, heeft de eerste betaling van huurder betrekking op de periode als gespecificeerd in de eerste factuur van verhuurders. Huurder zal het in deze factuur opgenomen bedrag voldoen binnen 14 dagen na ontvangst van een factuur van verhuurders.

4.11                           De uit hoofde van deze huurovereenkomst door huurder aan verhuurder te verrichten periodieke betalingen als weergegeven in 4.9 zijn in één bedrag bij vooruitbetaling verschuldigd in euro’s en moeten vóór of op de eerste dag van de periode waarop de betalingen betrekking hebben volledig zijn voldaan.

4.12                           Tenzij anders vermeld, luiden alle bedragen in deze huurovereenkomst en de daarvan deel uitmakende algemene bepalingen exclusief omzetbelasting.

5.                                      LEVERINGEN EN DIENSTEN

5.1                                 Als door of vanwege verhuurder te verzorgen bijkomende leveringen en diensten komen partijen overeen: geen bijkomende leveringen en diensten.

6.                                      BANKGARANTIE

6.1                               Het in 12.1 algemene bepalingen bedoelde bedrag van de bankgarantie wordt bij deze tussen partijen vastgesteld op EUR 172.226,62.

7.                                      BEHEERDER

7.1                                 Totdat verhuurder anders meedeelt, treedt als beheerder op: verhuurder.

7.2                                 Tenzij schriftelijk anders overeengekomen, dient huurder zich voor wat betreft de inhoud en alle verdere aangelegenheden betreffende deze huurovereenkomst met de beheerder te verstaan.

8.                                      BIJZONDERE BEPALINGEN

8.1                               Partijen verklaren zich uitdrukkelijk akkoord met de hierna volgende afwijkingen op de aan deze overeenkomst gehechte algemene bepalingen en overige bijzondere bepalingen. In geval van strijdigheid van één der voorwaarden in de bepalingen van deze overeenkomst met enig deel van de algemene bepalingen prevaleert de overeenkomst.

8.2                               Huurder draagt zorg voor een adequate wettelijke aansprakelijkheidsverzekering alsmede een brandverzekering voor opstal, inventaris en zaken die in het gehuurde zijn opgeslagen op gebruikelijke voorwaarden voor kassen en tegen herbouw/nieuwwaarde. Huurder is verplicht verhuurder een kopie van de desbetreffende polissen te verstekken alsmede bewijs van betaling van de verschuldigde verzekeringspenningen.

8.3                               Partijen komen overeen dat het verkennend bodemonderzoek uit mei 1995, waarvan het rapport is aangehecht aan deze huurovereenkomst als bijlage 4, geldt als onderzoek bij aanvang van de huurovereenkomst als bedoeld in 6.8.1 algemene bepalingen.

8.4                               Partijen komen uitdrukkelijk overeen dat, in afwijking van hetgeen is bepaald in artikel 13 van de Algemene Bepalingen, de verhuurder niet verplicht zal zijn enig onderhoud of herstel aan het gehuurde uit te voeren. Al het onderhoud, herstel en vervanging is derhalve voor rekening van huurder, ook in het geval van het geheel of gedeeltelijk teniet gaan van het gehuurde door welke oorzaak dan ook.

8.5                               De onderhoudsverplichtingen van huurder als bedoeld in art.  8.4 hierboven omvatten in ieder geval (maar zijn niet beperkt tot) de in art. 13.3 sub a tot en met d van de algemene bepalingen bedoelde werkzaamheden en het onderhoud aan, herstel en vernieuwing van de verwarmingsinstallatie, de elektrische en watertechnische installaties en alle glazen onderdelen.

8.6                               Onverminderd het bepaalde in art. 8.4 hierboven zal de huurder met verhuurder overleggen in het geval van herbouw bij geheel of gedeeltelijk tenietgaan van het gehuurde. Het is huurder overigens niet toegestaan veranderingen of toevoegingen aan te brengen aan het gehuurde zonder voorafgaande schriftelijke toestemming van de verhuurder.

8.7                               Om te verifiëren of huurder aan zijn onderhoudsverplichtingen onder deze overeenkomst voldoet:

(a)                                  is verhuurder gerechtigd het gehuurde te inspecteren; en

(b)                                  zal huurder zal verhuurder desgevraagd inzage in alle relevante documenten geven.

8.8                               Huurder en verhuurder erkennen dat huurder al geruime tijd gebruik maakt van het gehuurde en zich derhalve bewust is van de staat van het gehuurde en van de onvolkomenheden aan het gehuurde. Huurder bevestigt hierbij dat het gehuurde geen gebreken in de zin van artikel 3 van de Algemene Bepalingen bevat. Indien zich toch gebreken voordoen zal verhuurder slechts verplicht zijn deze gebreken te verhelpen indien huurder aantoont dat deze gebreken zijn ontstaan na het sluiten van de overeenkomst en indien deze gebreken niet aan de huurder te toerekenbaar zijn of volgens de overeenkomst of de wet voor rekening en risico van de huurder komen.

8.9                               Huurder dient het gehuurde bij het einde van de huurovereenkomst aan verhuurder op te leveren in de staat die bij aanvang van de huur als beschreven in bijlage 1, behoudens normale slijtage en veroudering.

Aldus opgemaakt en ondertekend in tweevoud:

plaats	datum	plaats	datum

(handtekening M.C. de Ruiter)		(handtekening huurder)

plaats	datum

(handtekening H.D. de Ruiter)

plaats	datum

(handtekening W.P.J. de Ruiter)

Bijlagen:

1.	Het gehuurde

2.	Algemene bepalingen

3.	Bankgarantie

4.	Verkennend bodemonderzoek uit mei 1995

Afzonderlijke handtekening(en) van huurder(s) voor de ontvangst van een eigen exemplaar van de ‘ALGEMENE BEPALINGEN HUUROVEREENKOMST KANTOORRUIMTE en andere bedrijfsruimte in de zin van artikel 7:230a BW’  als genoemd in 2.1.

•	Handtekening huurder(s):

SCHEDULE 13

COMPLETION

For the purpose of this schedule Unanimous Consent Resolution means a resolution in writing by a company’s body (vennootschapsorgaan), adopted by unanimous consent of all members of such body and, in respect of a resolution by a general meeting, including the opportunity by each managing director and supervisory director (if any) to have rendered their advice.

PART 1

1.	At Completion the Seller shall procure the delivery to the Purchaser of:

	(a)	a certificate issued by the management board (bestuur) of the Company confirming compliance by each of the Group Companies with part 4.3 and part 7.5 through 7.7 of Schedule 7 (Seller’s Warranties);

	(b)	a certificate issued by the relevant members of the Seller’s Group confirming compliance by each of the Group Companies with part 4.3 (a) and of part 4.3 (d) Schedule 7 (Seller’s Warranties);

	(c)	[resignation letters of each of the members of the supervisory board of De Ruiter Seeds Group];

	(d)	[resolution by the Seller discharging each of the members of the supervisory board of De Ruiter Seeds Group]

(e)

unless provided prior to the Completion Date, copies of all title deeds (deed of incorporation, share transfer deeds/agreement etc.) for each of the Shares and Subsidiary Shares pursuant to which the respective current shareholder(s) acquired their shareholding in each of the Group Companies;

(f)

unless provided prior to the Completion Date, for the previous 3 financial years, a complete list of all monetary grants and subsidies, and applications therefore (collectively, Grants) from any governmental or administrative agency, granted to any Group Company, including, Approved Enterprise Status from the Israeli Investment Centre, “Benefited Plant” Status from the Israeli Tax Authority and any funding from the Israeli Office of the Chief Scientist, the Tnufa Program, the Encouragement of Export Fund, the Magnet administration, the Magneton administration, the Nofar administration or from bi-national funding programs; and

(g)

unless provided prior to the Completion Date, for the previous 3 financial years, copies of all documents evidencing Grants submitted by any Group Company and of all letters of approval, and supplements thereto, granted to any Group Company as well as any undertaking letters of the relevant Group Company in respect of such Grants, or any other documents affecting the liabilities of any Group Company in relation to such Grants.

PART 2

2.	At Completion the Purchaser will deliver to the Seller:

	(a)	To be completed;

PART 3

3.	At Completion, after confirmation by the Notary that the amounts mentioned in subclause 5.2 have been received in the Notary’s account:

	(a)	the parties will, and will procure that the members of their respective Groups, including the Group Companies, will (as appropriate):

		(i)	execute the Deed of Assignment;

		(ii)	to be completed;

(b)

the parties shall execute the Deeds of Transfer before the Notary and shall procure that the Notary shall execute the Deeds of Transfer and that the Company will acknowledge the transfer of the Shares by signing the Deeds of Transfer.

SCHEDULE 14

DEEDS OF TRANSFER

Allen & Overy LLP

RJJL/Project India/akte lev Vastgoed
IMM/88497-00001/AMCO:1839343.1
99.12.•

Draft (1) dated 26 March 2008

DEED OF TRANSFER OF SHARES

(Stagros Amsterdam B.V.)

This • day of • two thousand and eight, there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:

•, in this respect acting as attorney-in-fact of:

1.                                       Allegretto B.V., a private limited liability company under the laws of the Netherlands (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Amsterdam, its office address at Prins Bernardplein 200, 1079 JB Amsterdam and registered with the Commercial Register under number 33201368 (Seller 1);

2.                                       Stichting Belangen De Ruiter, a foundation under the laws of the Netherlands (‘stichting’), having its official seat in Breda, its office address at Leeuwenhoekweg 52, 2661 CZ Bergschenhoek and registered with the Commercial Register under number 41105796 (Seller 2 and together with Seller 1 the Sellers);

3.                                       Monsanto Company, a Delaware corporation, under the laws of the state of Delaware, United States of America, having its office address at 800 North Lindbergh Boulevard, Saint-Louis, Missouri, United States of America (the Purchaser); and

4.                                       Stagros Amsterdam B.V. (previously named De Ruiter Vastgoed B.V.), a private limited liability company under the laws of the Netherlands (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Amsterdam, its office address at Prins Bernardplein 200, 1097 JB Amsterdam and registered with the Commercial Register under number 33181133 (the Company).

The aforementioned proxies appear from four written powers of attorney attached to this deed (Annexes).

The person appearing declared the following:

RECITALS:

(A)

On the • day of • two thousand and • the Sellers and the Purchaser entered into an agreement (the Agreement) regarding the sale and transfer of one hundred and eighty (180) shares in the capital of the Company (the Shares) with a nominal value of one hundred euro (EUR 100) each, numbered 1 through 180, jointly representing the entire issued capital of the Company, as follows:

	-	Seller 1, 179 shares, numbered 1 through 179 (Seller 1 Shares);
	-	Seller 2, 1 share, numbered 180 (Seller 2 Share);
a copy of the Agreement (without annexes) is attached to this deed (Annex).
(B)

In complying with the transfer obligation arising pursuant to the Agreement, the Sellers and the Purchaser shall hereby effect the transfer of the Shares by the Sellers to the Purchaser on the terms set out below.

NOW THEREFORE, THE SELLERS AND THE PURCHASER HAVE AGREED AS FOLLOWS:

Article 1. Transfer.

1.1

Seller 1 hereby transfers the Seller 1 Shares to the Purchaser and the Purchaser hereby accepts the same from Seller 1, and Seller 2 hereby transfers the Seller 2 Shares to the Purchaser and the Purchaser hereby accepts the same from Seller 2, all on the terms set out in the Agreement and in this deed.

1.2

The share transfer restrictions (also referred to as the ‘blocking clause’) referred to in Article 9 of the Company’s Articles of Association (consisting of an offering regulation to co-shareholders) do not sort effect, since the Sellers are the sole shareholders in the capital of the Company.

1.3	The Shares are registered and no share certificates have been issued for the Shares.

Article 2.  Purchase Price.

The Purchaser has paid the purchase price for the Shares to the Sellers as referred to in article • of the Agreement. The Sellers hereby give full discharge for the payment made.

Article 3. Previous Acquisition of the Shares.

The Sellers have declared to have acquired the Shares as follows:

-                                            Seller 1, • shares, pursuant to a deed of •;

-                                            Seller 2, has declared to have acquired the Seller 2 Share, pursuant to a deed of sale and transfer dated the sixth day of November two thousand and six, executed before D.F.M.M. Zaman civil-law notary in Rotterdam, The Netherlands.

Article 4. Costs.

All costs connected with the preparation of this deed shall be for the account of the Purchaser.

Article 5. Dissolution (‘ontbinding’).

The Sellers and the Purchaser waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.

Article 6. Civil Law Notary.

The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, the Sellers’  legal adviser. The Sellers and the Purchaser hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (‘Verordening beroeps- en gedragsregels’) of the Royal Professional Organisation of Civil Law Notaries (‘Koninklijke Notariële Beroepsorganisatie’) and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of the Sellers with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

Finally, the Company has declared:

The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that she had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to her. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

Allen & Overy LLP

RJJL/Project India/akte lev DRS Group
IMM/88497-00001/AMCO:1839261.2
99.12.•

Draft (1) dated 26 March 2008

DEED OF TRANSFER OF SHARES

(De Ruiter Seeds Group B.V.)

This • day of • two thousand and eight, there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:

•, in this respect acting as attorney-in-fact of:

1.

Delhi B.V., a private limited liability company under the laws of the Netherlands (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Bergschenhoek, its office address at Leeuwenhoekweg 52, 2661 CZ Bergschenhoek and registered with the Commercial Register under number • (the Seller);

2.

Monsanto Company, a Delaware corporation, under the laws of the state of Delaware, United States of America, having its office address at 800 North Lindbergh Boulevard, Saint-Louis, Missouri, United States of America (the Purchaser); and

3.

De Ruiter Seeds Group B.V., a private limited liability company under the laws of the Netherlands (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in Bergschenhoek, its office address at Leeuwenhoekweg 52, 2661 CZ Bergschenhoek and registered with the Commercial Register under number 24380019 (the Company).

The aforementioned proxies appear from three written powers of attorney attached to this deed (Annexes).

The person appearing declared the following:

RECITALS:

(A)

On the • day of • two thousand and eight the Seller and the Purchaser entered into an agreement (the Agreement) regarding the sale and transfer of one hundred and eighty (180) shares in the capital of the Company (the Shares) with a nominal value of one hundred euro (EUR 100) each, numbered 1 through 180, jointly representing the entire issued capital of the

Company; a copy of the Agreement (without annexes) is attached to this deed (Annex).
(B)

In complying with the transfer obligation arising pursuant to the Agreement, the Seller and the Purchaser shall hereby effect the transfer of the Shares by the Seller to the Purchaser on the terms set out below.

NOW THEREFORE, THE SELLER AND THE PURCHASER HAVE AGREED AS FOLLOWS:

Article 1. Transfer.

1.1	The Seller hereby transfers the Shares to the Purchaser and the Purchaser hereby accepts the same from the Seller, all on the terms set out in the Agreement and in this deed.
1.2

The share transfer restrictions (also referred to as the ‘blocking clause’) referred to in Article 13 of the Company’s Articles of Association (consisting of an approval system) have been observed, since the Seller, acting in its capacity of sole shareholder in the capital of the Company and with due observance of article 37 of the Company’s Articles of Association, herewith approves the transfer of the Shares by this deed. The member of the Management Board of the Company has been given the opportunity to advise on this resolution.

1.3	The Shares are registered and no share certificates have been issued for the Shares.

Article 2. Purchase Price.

The Purchaser has paid the purchase price for the Shares to the Seller as described in article 3 of the Agreement. The Seller hereby gives full discharge for the payment made.

Article 3. Previous Acquisition of the Shares.

The Seller has declared to have acquired the Shares pursuant to a deed of contribution and transfer, executed before R.J.J. Lijdsman, civil law notary in Amsterdam, on the twenty-seventh day of March two thousand and eight.

Article 4. Costs.

All costs connected with the preparation of this deed shall be for the account of the Purchaser.

Article 5. Dissolution (‘ontbinding’).

The Seller and the Purchaser waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.

Article 6. Civil Law Notary.

The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, the Seller’s legal adviser. The Seller and the Purchaser hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (‘Verordening beroeps- en gedragsregels’) of the Royal Professional Organisation of Civil Law Notaries (‘Koninklijke Notariële Beroepsorganisatie’) and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of the Seller with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

Finally, the Company has declared:

The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that she had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to her. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

SCHEDULE 15

DEED OF ASSIGNMENT

STRICTLY CONFIDENTIAL AND PRIVILEGED

DRAFT 28 March 2008

DEED OF ASSIGNMENT

Between

TANNA B.V.

and

MONSANTO INVEST N.V.

and

DE RUITER SEEDS GROUP B.V.

Dated [      ] 2008

THIS AGREEMENT is made on [•] 2008

BETWEEN:

(1)

TANNA B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws under The Netherlands, whose registered office is in Amsterdam, The Netherlands, and whose principal office is at Prins Bernardplein 200, 1097 JB Amsterdam, The Netherlands, registered in the Dutch Commercial register under number 34182284 (Tanna);

(2)	MONSANTO INVEST N.V., [•] (Monsanto); and

(3)

DE RUITER SEEDS GROUP B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws under The Netherlands whose registered office is in Bergschenhoek, The Netherlands, and whose principal office is at Leeuwenhoekweg 52, 2661 CZ Bergschenhoek, The Netherlands, registered in the Dutch Commercial register under number 24380019 (DRS Group).

WHEREAS:

(A)

Delhi B.V. and Monsanto have entered into an agreement for the sale and purchase of all the issued and outstanding shares in the DRS Group and De Ruiter Vastgoed B.V., dated [31] March 2008 (the Agreement).

(B)

Tanna and the DRS Group have entered into a loan agreement dated 31 August 2007 in the principal amount of EUR 10,000,000 (ten million Euro) (Inter-Company Loan) that is attached to this deed (the Inter-Company Loan Agreement).

(C)

Tanna wishes to assign its rights and obligations under the Inter-Company Loan Agreement to Monsanto and Monsanto wishes to accept such rights and obligations and Tanna and Monsanto will to that end enter into this agreement (the Deed of Assignment).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

Capitalised terms used and not defined in this Deed of Assignment shall have the same meaning as in the Agreement.

2.	PURCHASE AND PAYMENT

In accordance with clause 8.2 of the Agreement, Monsanto has paid, on behalf of DRS Group, the outstanding amount of the Inter-Company Loan, together with any interest accrued on such amount up to the date hereof, to Tanna by wire transfer into the Notary’s bank account:

	bank:	ABN AMRO Bank N.V.
	SWIFT code:	ABNANL2R
	account name:	Kwaliteitsrekening van Notarissen Allen & Overy Amsterdam
	account number:	555.886.999
	with reference to:	R.J.J. Lijdsman, 88497-00001

3.	ASSIGNMENT (CONTRACTSOVERNEMING)

3.1

In consideration of the payment by Monsanto set out in clause 2, Tanna hereby assigns (overdragen) in accordance with section 6:159 of the Dutch Civil Code to Monsanto all its rights and obligations under the Inter-Company Loan Agreement to Monsanto which assignment is hereby accepted by Monsanto.

3.2	DRS Group gives its consent to this assignment by way of signing this Deed of Assignment.

4.	NO RESCISSION

The parties waive their rights, if any, to in whole or in part annul, rescind or dissolve (including any gehele or partiële ontbinding or vernietiging) this agreement. In the event of a breach of this agreement, the only remedy for the parties shall be a claim for specific performance (nakoming) or damages.

5.	MISCELLANEOUS

This Deed of Assignment may be amended only by an agreement in writing signed by all parties hereto.

6.	WHOLE AGREEMENT

This agreement contains the whole agreement between the parties relating to the matters contemplated by this agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these matters.

7.	GOVERNING LAW

7.1	This agreement is governed by and shall be construed in accordance with the laws of the Netherlands.

7.2

Any power of attorney or other document executed in connection with this agreement or the transactions provided for in this agreement will be governed by and construed in accordance with the law of the Netherlands.

8.	JURISDICTION

8.1

Any dispute arising from or connected with this agreement, including one regarding the existence, validity or termination of this agreement or the consequences of its nullity (a Dispute) shall be exclusively referred to and finally resolved by arbitration under the rules of the Arbitration Institute of The Netherlands (Arbitrage Reglement van het Nederlands Arbitrage Instituut) (NAI).

8.2

The arbitration must take place in Amsterdam, The Netherlands. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the NAI rules. The language of the arbitration shall be English. The Parties agree that the arbitral tribunal shall have the power to order on a provisional basis any relief that it would have power to grant in a final award, including any award relating to the payment of penalties, fines and costs.

8.3	Nothing in this clause 8 prevents any party approaching a competent court in the Netherlands for urgent interim relief (kort geding).

9.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

This Agreement has been entered into on the date shown at the beginning of this Agreement.

SIGNATORIES

This agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNED by:	)
For and on behalf of	)
TANNA B.V.	)

SIGNED by:	)
For and on behalf of	)
MONSANTO INVEST N.V.	)

SIGNED by:	)
For and on behalf of	)
DE RUITER SEEDS GROUP B.V.	)

SCHEDULE 16

INTERPRETATION

1.                                       Terms Defined:

In this agreement and the Schedules hereto, where the context admits:

Accounts means the De Ruiter Seeds Accounts and the Vastgoed Accounts, collectively;

Additional Payment has the meaning as set out in clause 3.3;

Accounts Date means 31 December 2007;

Affiliate means in relation to any person, any subsidiary or direct or indirect holding company of that person and any other subsidiary of that holding company;

Assets means the assets owned or used by the Group Companies in connection with the Businesses;

Base Purchase Price has the meaning set out in subclause 3.1(a);

Benefit Plan means, collectively, the Pension Schemes, the Incentive Schemes and each agreement, plan, program, fund, policy, contract or arrangement maintained and contributed to by a Group Company, providing compensation, benefits, deferred compensation, hospitalisation, medical, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement or similar employee benefits for the benefit of any current or former director or officer, employee of any Group Company, or with respect to which any Group Company has any material liability; provided, however, any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee shall not be considered a “Benefit Plan” for these purposes. For the avoidance of doubt and for purposes of interpretation, a pension plan executed by a mandatory industry wide pension fund (verplichtgesteld bedrijfstakpensioenfonds) within the meaning of Dutch law shall be deemed to be included in the definition of Pension Schemes and Benefit Plan;

Breach has the meaning set out in subclause 9.2(b);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;

Business IP means the Owned IP and all licenses to Intellectual Property Rights owned by third parties used by any Group Company;

Businesses means the businesses carried on by the Group Companies at the date of this agreement;

Cash means the aggregate of the cash (whether in hand or credited to any account with any banking, financial, acceptance, credit, lending or other similar institution or organisation) and cash equivalents of the Group Companies as at the Effective Date as shown in the Accounts;

CLA has the meaning set out in part 10.1(b) of Schedule 7 (Seller’s Warranties);

Claim means a claim for damages resulting from a breach of an obligation under this agreement, which includes a Warranty Claim;

Code means the United States Internal Revenue Code of 1986, as amended;

Companies means De Ruiter Seeds Group and De Ruiter Vastgoed;

Competition Authorities means the European Commission and/or the national competition authorities of the countries listed in Appendix 2;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date means the date on which Completion is effected;

Conditions means the conditions (opschortende voorwaarden) to Completion of the sale and purchase of the Shares set out in clause 4 (Conditions) and Condition means any of them;

Damages Payment has the meaning set out in part 7 of Schedule 9 (Warranty Limits);

Dangerous Substance means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to man or any other living organism, or likely to cause significant damage to the environment or public health or welfare;

Data Room means the electronic data room made available to the Purchaser from 7 March 2008 up to 28 March 2008;

Debt means (i) the aggregate amount of all interest bearing indebtedness of the Group Companies to third parties for borrowed money, (ii) the amount of the Inter-Company Loan, and (iii) in the event that the tax liability of the Group Companies exceeds EUR 3,700,000 (three million seven hundred thousand Euro) as provided for in the Accounts, the corporate tax part of such surplus, all as at the Effective Date as shown in the Accounts;

Deed of Assignment means the deed of assignment relating to the assignment by the relevant member of the Seller’s Group to Monsanto Invest N.V. of the Inter-Company Loan in the form as set out in Schedule 15 (Deed of Assignment);

Deeds of Transfer means the notarial deeds to be executed by the Notary in the form set out in Schedule 14 (Deeds of Transfer);

De Ruiter Seeds Accounts means the consolidated balance sheet of the Group Companies, excluding De Ruiter Vastgoed, as at the Accounts Date and the consolidated profit and loss account of the Group Companies, excluding De Ruiter Vastgoed, for the year 2007 which ended on the Accounts Date;

De Ruiter Seeds Group means De Ruiter Seeds Group B.V.;

De Ruiter Seeds Group Shares means all the issued ordinary shares with a nominal value of EUR 100 each in the capital of De Ruiter Seeds Group;

De Ruiter Vastgoed means Stagros Amsterdam B.V.;

De Ruiter Vastgoed Shares means all the issued ordinary shares with a nominal value of EUR 100 (one hundred Euro) each in the capital of De Ruiter Vastgoed;

Disclosed Information has the meaning set out in subclause 9.2;

Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser;

Due Diligence Investigation has the meaning set out in subclause 9.1;

Due Diligence List means the due diligence list attached hereto as Schedule 6 (Due Diligence List);

Effective Date means 1 January 2008, 00.01 hours;

Employee means any employee of any Group Company;

Encumbrance means any charge, mortgage, lien, option, pledge (pandrecht), right of usufruct (vruchtgebruik), retention of title (eigendomsvoorbehoud), right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

Environmental Authority means any legal person or body of persons (including any governmental department or governmental agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the environment.

Environmental Law means all statutes, applicable law and regulations concerning the protection of human health or the environment or the generation, transportation, storage, treatment or disposal of a Dangerous Substance in the jurisdiction of operation of each Group Company;

Environmental Licence means any permit, authorisation, licence, consent or other approval, notification, waiver, order or exemption which is issued, granted or required under or in relation to any Environmental Law;

Excess Recovery has the meaning set out in part 7 of Schedule 9 (Warranty Limits);

Excluded Houses means the immovable property set out in Schedule 11Part 2 (Excluded Property);

Excluded Land means the immovable property set out in Schedule 11Part 1 (Excluded Property);

FCPA means the United States Foreign Corrupt Practices Act;

Germplasm means parents, hybrids, lines and varieties and the breeding populations and sources used to provide such parents, hybrids, lines and varieties that are in use by any of the Group Companies;

Governmental Body means any: (a) nation, country, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

Group means in relation to any person, such person and its Affiliates;

Group Companies means the Companies and the Subsidiaries and Group Company means any of them;

Incentive Scheme means each profit sharing, bonus, share option, share incentive, restricted stock, restricted stock unit, stock appreciation right, phantom or share equivalent, employee share ownership plan or other incentive scheme of any Group Company applicable to any current or former director, officer or employee of any Group Company;

Insolvency Proceedings means any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction;

Intellectual Property Rights means plant breeders rights, patents, trademarks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and rights to use databases, utility models rights and rights in designs, rights in inventions and rights in know-how, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Inter-Company Debt means the indebtedness owing immediately before Completion from any Group Company to the Seller or any member of the Seller’s Group (other than amounts owing by way of trade credit in the ordinary course of business as a result of goods or services being supplied on normal arm’s-length terms), including, but not limited to, the Inter-Company Loan and, for the avoidance of doubt, including indebtedness resulting from the Permitted Transaction set out in item (m) of Schedule 3 (Permitted Transactions) if, and to the extent, such Permitted Transaction is consummated prior to Completion;

Inter-Company Loan means the loan agreement between a member of the Seller’s Group and De Ruiter Seeds Group dated 31 August 2007 in the principal amount of EUR 10,000,000 (ten million Euro);

Late Completion Payment has the meaning ascribed thereto in subclause 4.4;

Lease Agreement means the lease agreement with respect to the Excluded Land attached hereto as Schedule 12;

Leased Property means the property as listed in Schedule 10Part 2 (Leased Property);

Licence means any permit, authorisation, exemption, licence, consent or permission required to carry on the Businesses;

Monsanto-affiliate means a directly or indirectly wholly owned subsidiary of the Purchaser carrying the Monsanto name;

Nominee has the meaning set out in subclause 2.5;

Non-Compete Period has the meaning set out in subclause 12.1(a);

Notary means a civil law notary (notaris) of Allen & Overy LLP Amsterdam;

Owned IP means the registered and unregistered Intellectual Property Rights owned by any Group Company;

Owned Property means the property as listed in Schedule 10Part 1 (Owned Property);

Pension Scheme means any applicable pension plan, pre-pension plan, early retirement plan or flexible pension plan of any Group Company applicable to any current or former director or officer, employee of any Group Company, or with respect to which any Group Company has any material liability;

Permitted Transactions has the meaning ascribed thereto in Schedule 3 (Permitted Transactions) and a Permitted Transaction means any of them;

Proceeding means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

Properties means the properties briefly described in Schedule 10 (Properties) and Property means any of them;

Purchase Price has the meaning set out in subclause 3.2;

Purchaser has the meaning set out in the introduction;

Purchaser’s Group means the Purchaser, its holding company (if any) and any subsidiary of the Purchaser or such holding company (if any);

Purchaser’s Warranties means the representations and warranties on the part of the Purchaser contained in Schedule 8 (Purchaser’s Warranties);

Relevant Interest has the meaning set out in subclause 12.2;

Seller has the meaning set out in the introduction;

Seller Inter-Company Debt means any indebtedness owing immediately before Completion from any member of the Seller’s Group to any Group Company (other than amounts owing by way of trade credit in the ordinary course of business as a result of goods or services supplied on normal arm’s-length terms);

Seller’s Group means the Seller and any and all of its Affiliates, excluding the Group Companies, but including the entities that are the ultimate holders of the Shares and their respective Affiliates;

Seller’s Lawyers means Allen & Overy LLP of Apollolaan 15, 1077 AB Amsterdam, the Netherlands;

Seller’s Warranties means the representations and warranties on the part of the Seller contained in Schedule 7 (Seller’s Warranties);

Senior Employees means directors (by way of title or statutory) and employees of any Group Company earning as base salary more than EUR 100,000 (one hundred thousand Euros) per annum;

Sensitive Due Diligence Information means the information made available in connection with the Sensitive Due Diligence Investigation;

Sensitive Due Diligence Investigation has the meaning set out in subclause 9.1;

Shares means the De Ruiter Seeds Group Shares and the De Ruiter Vastgoed Shares, collectively, and Share means any one of them;

Subsidiaries means all the companies mentioned in Schedule 1 (The Subsidiaries) and Subsidiary means any of them;

Subsidiary Shares means the issued and outstanding share capital of each of the respective Subsidiaries owned by the relevant Group Company (excluding the Subsidiary concerned) as set out in Schedule 1 (The Subsidiaries);

Taxation means all forms of taxation, duties, levies, imposts and social security charges, including, without limitation, income tax, wage withholding tax, excise tax, additions to tax, unemployment tax, social security contributions and taxes and employee social security contributions and taxes, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, real estate transfer tax, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

Temporary Personnel means all individuals contracted by the Group Companies on a non-permanent basis, including but not limited to personnel contracted by means of a staffing agency (e.g. in Dutch ‘uitzendkracht’).

Third Party Claim has the meaning set out in part 5 of Schedule 9 (Warranty Limits);

Third Party Sum has the meaning set out in part 7 of Schedule 9 (Warranty Limits);

Vastgoed Accounts means the consolidated balance sheet of De Ruiter Vastgoed as at the Accounts Date and the consolidated profit and loss account of De Ruiter Vastgoed for the year 2007 which ended on the Accounts Date;

VAT means value added Taxation or its equivalent in any jurisdiction;

Warranties means the representations and warranties on the part of the Seller and the Purchaser contained in Schedule 7 (Seller’s Warranties) and Schedule 8 (Purchaser’s Warranties), respectively;

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Seller’s Warranties.

2.                                       Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)                                  that enactment as amended, extended or applied by or under any other enactment before or after the date of this agreement;

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation (including regulations) made (before or after signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

3.                                       In this agreement references to an individual or a natural person include his estate and personal representatives.

4.                                       References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

5.                                       For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)                                  holds a majority of the voting rights in it; or

(b)                                 has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)                                  is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or;

if it is a subsidiary of a company which is itself a subsidiary of that other company.

6.                                       For the purposes of this agreement, a company is a wholly owned subsidiary of another company if it has no members except that other and that other’s wholly owned subsidiaries or persons acting on behalf of that other or its wholly owned subsidiaries.

7.                                       References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

8.                                       References to ‘to the best knowledge of the Seller’ or similar wording used in this agreement shall include each time the knowledge of B.T. Visser, H. Kruyt, P. Lindhout, or K. de Haan, in each case after such person having made due and reasonable inquiries.

9.                                       A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.

10.                                 An action taken by a person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

11.                                 Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible and, regard shall be had, among other factors, to: (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; and (iii) the ability of an unrelated Person to influence the performance of the obligation.

12.                                 The singular shall include the plural and vice versa and references to words importing one gender shall include both genders.

13.                                 Notwithstanding the clause headed “Language”, where in this agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.